Exhibit 10.10


                               PENEX WINSTON LTD.



                                       and



                                 EPR NORTH TRUST




                                       and




                         ENTERTAINMENT PROPERTIES TRUST







--------------------------------------------------------------------------------


                    OAKVILLE ENTERTAINMENT CENTRUM AGREEMENT

                                November 14, 2003


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




                                TABLE OF CONTENTS


                                    ARTICLE 1
                                 INTERPRETATION

1.1         Definitions......................................................2
1.2         Business Days...................................................18
1.3         Schedules.......................................................18
1.4         Interpretation..................................................18

                                    ARTICLE 2
                         AGREEMENT OF PURCHASE AND SALE

2.1         Purchase and Sale...............................................20
2.2         Binding Agreement...............................................20
2.3         Governmental Authorizations.....................................20
2.4         Property Documents..............................................20
2.5         Access..........................................................24

                                    ARTICLE 3
                                 PURCHASE PRICE

3.1         Purchase Price..................................................25
3.2         Closing Adjustments.............................................25
3.3         Additional Adjustments..........................................28
3.4         Special Adjustments.............................................29
3.5         Payment of Purchase Price and Special Adjustments...............31
3.6         Post Closing Receipts by Vendor.................................33
3.7         GST.............................................................34
3.8         Fees/Commission.................................................34
3.9         Time of Closing Payment.........................................35

                                    ARTICLE 4
                                 INTERIM PERIOD

4.1         Ordinary Course.................................................35
4.2         Risk/Expropriation..............................................36
4.3         Contracts/Lease Agreements......................................37
4.4         Title...........................................................38
4.5         Approvals of the Purchaser......................................39
4.6         Lease Proposal..................................................39

                                    ARTICLE 5
                                 LEASE-UP PERIOD

5.1         Vendor's Obligations............................................40
5.2         Purchaser's Approval; Arbitration...............................40
5.3         Form of Lease and Execution.....................................42

5.4         Adjustments to Improvements.....................................42
5.5         Plans...........................................................43
5.6         Construction of Additional Improvements.........................43
5.7         Municipal Approvals.............................................44
5.8         Construction Advance............................................44
5.9         Items to be Paid by the Vendor..................................47
5.10        Tenant Improvements and Landlord's Work.........................48
5.11        Delegation of Duties............................................48
5.12        Force Majeure/Acts or Omissions of Purchaser....................48

                                    ARTICLE 6
                                    COVENANTS

6.1         Insurance After Closing.........................................49
6.2         Property Management Agreement...................................50
6.3         Covenants by the Vendor.........................................52
6.4         Hotel...........................................................52
6.5         Servicing Obligations...........................................53
6.6         Covenant Not To Encumber........................................55
6.7         Limited Partnership.............................................55
6.8         [Intentionally Deleted].........................................55
6.9         Liberty ITM Guarantee...........................................55
6.10        GMAC Fees.......................................................55

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

7.1         Vendor's Representations and Warranties.........................56
7.2         Vendor's Knowledge..............................................60
7.3         Purchaser's Representations and Warranties......................60
7.4         EPR's Representations and Warranties............................62
7.5         Survival of Representations.....................................63

                                    ARTICLE 8
                                   CONDITIONS

8.1         Conditions of the Vendor........................................64
8.2         Conditions of the Purchaser.....................................65
8.3         Non-Satisfaction of Conditions..................................67

                                    ARTICLE 9
                                CLOSING DOCUMENTS

9.1         Vendor's Closing Documents......................................67
9.2         Purchaser's Closing Documents...................................70
9.3         Closing Procedures..............................................72
9.4         Taxes and Fees..................................................73

                                   ARTICLE 10
                         DISPUTE RESOLUTION AND DEFAULT

10.1        Dispute Resolution..............................................73
10.2        Vendor's Default; Purchaser's Remedies..........................75
10.3        Purchaser's Default; Vendor's Remedies..........................75
10.4        Liquidated Damages..............................................76
10.5        Default and Security............................................76

                                   ARTICLE 11

11.1        Indemnification in Favour of the Purchaser......................78
11.2        Indemnification in Favour of the Vendor.........................79
11.3        Claims for Breach of Representations or Warranties..............80
11.4        Post-Closing Assistance.........................................80
11.5        Indemnification Proceedings - Third Party Claims................80
11.6        Consequential Damages...........................................83

                                   ARTICLE 12
                                     GENERAL

12.1        Obligations as Covenants........................................83
12.2        Amendment of Agreement..........................................83
12.3        Further Assurances..............................................83
12.4        Waiver..........................................................83
12.5        Planning Act....................................................84
12.6        Solicitors as Agents and Tender.................................84
12.7        Survival........................................................84
12.8        Successors and Assigns..........................................84
12.9        Confidentiality.................................................85
12.10       Announcements...................................................85
12.11       No Registration of Agreement....................................86
12.12       Notices.........................................................86
12.13       Counterparts....................................................88


                                    SCHEDULES

PENEX WINSTON LTD.
EPR NORTH TRUST
SCHEDULE "A" LEGAL DESCRIPTION -OAKVILLE
SCHEDULE "B" Exchangeable Preference Securities
SCHEDULE "C" Permitted Encumbrances
SCHEDULE "D" Mandatory Assumed Contracts
SCHEDULE "E" Liberty ITM Guarantee



                                MASTER AGREEMENT


                OAKVILLE ENTERTAINMENT CENTRUM, OAKVILLE, ONTARIO

     THIS AGREEMENT made as of the 14th day of November , 2003,



B E T W E E N:



     PENEX WINSTON LTD.



                                                              OF THE FIRST PART

     - and -

     EPR NORTH TRUST



                                                             OF THE SECOND PART

     - and -

     ENTERTAINMENT PROPERTIES TRUST



                                                              OF THE THIRD PART

                                    RECITALS

(A) The Vendor is the registered owner of the Purchase Assets for and on behalf of the Beneficial Owner and has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(B) The Vendor has agreed to sell, transfer, assign, set over and convey the Purchase Assets to the Purchaser and the Purchaser has agreed to purchase, acquire and assume the Purchase Assets from the Vendor on the terms and conditions set out in this Agreement.

     IN CONSIDERATION of the mutual covenants and agreements set out in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:



                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

     In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

     "ACCELERATION" has the meaning given to it in Schedule "B".

     "ACCEPTANCE DATE" means the date upon which this Agreement has been executed and delivered by each of the parties hereto.

     "ADDITIONAL ADJUSTMENTS" means the adjustments to the Purchase Price determined in accordance with Section 3.3.

     "ADDITIONAL DENSITY LEASE" means any Lease for Additional Density Space.

     "ADDITIONAL DENSITY SPACE" means premises that may be built in the future beyond the Currently Existing Space and Contemplated Space.

     "ADDITIONAL DENSITY ADJUSTMENTS" means the adjustments for each Additional Density Lease in accordance with Section 3.4(1).

     "ADDITIONAL IMPROVEMENTS" means any Improvements constructed or to be constructed in respect of Additional Leases or Additional Density Leases (for which the Vendor is entitled to the Additional Density Adjustments) that are entered into during the Lease-Up Period, including site work and servicing.

     "ADDITIONAL LEASE" means any Lease for Additional Space.

     "ADDITIONAL LEASE ADJUSTMENTS" means the adjustments for each Additional Lease in accordance with Section 3.4(1)

     "ADDITIONAL SPACE" means the Leased Unbuilt Space, Unleased Built Space and Unleased Unbuilt Space.

     "AGREEMENT" means this Agreement, including the Schedules and the recitals to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

     "AMC ADDITIONAL ADJUSTMENT" has the meaning given to it in Section 3.3(2).

     "AMC LEASE" means the lease in favour of AMC Entertainment International, Inc. ("AMC") dated July 31, 1997, as amended.

     "AMC SPACE" means premises leased by AMC pursuant to the AMC Lease, as the same may be amended.

     "ANCILLARY AGREEMENTS" means all agreements required pursuant to or arising out of this Agreement, including, without limitation, the Escrow Agreement, all agreements required in connection with the Exchangeable Preference Securities, the Property Management Agreement, the Property Management Indemnity, the Registration Rights Agreement, the EPR Payment Indemnity, the Covenant not to Encumber, the Covenant not to Transfer, the Pledge, the Trademark License, the Hotel Parcel Agreement, the Default and Security Agreement, the Limited Partnership Agreement and the Trust Agreement.

     "APPLICABLE LAW" means all applicable laws, statutes, regulations, guidelines and policies having the force of law, including but not limited to official plans, zoning bylaws, development agreements and restrictive covenants.

     "ARBITRATOR" means, with respect to any dispute, disagreement, question or matter to be decided by arbitration pursuant to the provisions of this Agreement, the Person named in Section 10.1(2) to act as arbitrator for such dispute, disagreement, question or matter.

     "ARTICLE" and "SECTION" mean and refer to the specified article and section of this Agreement.

     "ASSIGNMENT OF CONTRACTS" means an assignment and assumption of all of the right, title and interest of the Vendor in the Assumed Contracts, with reciprocal obligations of indemnity by the Vendor and the Purchaser with respect to such Assumed Contracts and with the Purchaser's obligations taking effect from the Closing Date.

     "ASSIGNMENT OF LAND LICENCE" means an assignment and assumption of all of the right, title and interest of the Vendor in the Land Licence, with reciprocal obligations of indemnity by the Vendor and the Purchaser with respect to the Land Licence and with the Purchaser's obligations taking effect from the Closing Date.

     "ASSIGNMENT OF LEASES" means an assignment and assumption of all of the right, title and interest of the Vendor in the Leases, with reciprocal obligations of indemnity by the Vendor and the Purchaser with respect to the Leases and with the Purchaser's obligations taking effect from the Closing Date.

     "ASSUMED CONTRACTS" means those Contracts which are to be assumed by the Purchaser on Closing, set out in Schedule "D" hereto (the "MANDATORY ASSUMED CONTRACTS") as well as any additional contracts that the Purchaser elects to assume by notice in writing given to the Vendor prior to the end of the Due Diligence Period.

     "AUTHORIZATION" means, with respect to any Person, any order, permit, approval, waiver, license or similar authorization of any Governmental Authority having jurisdiction over the Person.

     "BASE PURCHASE PRICE" has the meaning given to it in Section 3.1.

     "BENEFICIAL OWNER" means Oakville Centrum Limited Partnership, an Ontario limited partnership of which the Vendor is the general partner.

     "BUILDINGS" means the buildings, erections and structures constructed or to be constructed on the Lands by the Vendor or any Tenant in accordance with the terms of this Agreement, but excluding any tenant fixtures and other leasehold improvements which a Tenant has the right to remove pursuant to any of the Leases.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario and the State of Missouri.

     "CAPITALIZATION  RATE" means the applicable  capitalization rate set out in
Section 3.4(1).

     "CLAIM" means any obligation, liability, lien, encumbrance, loss, damage, cost, expense or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons.

     "CLOSING" means the closing of the sale of the Purchase Assets as contemplated by this Agreement.

     "CLOSING ADJUSTMENTS" means adjustments to the Base Purchase Price which are usual in a purchase and sale of assets similar in nature to the Purchase Assets, as described in Section 3.2(2).

     "CLOSING DATE" means 10:00 a.m. on Tuesday, December 16, 2003 or as otherwise agreed by the parties.

     "CLOSING PAYMENT" has the meaning given to in Section 3.5(1)(c).

     "CONFIDENTIAL INFORMATION" has the meaning given to it in Section 12.9.

     "CONSTRUCTION ADVANCE" means any advance made by the Purchaser to the Vendor, pursuant to this Agreement which shall be used by the Vendor for the construction of Improvements during the Lease-Up Period, and in respect of construction of certain Improvements that has begun prior to Closing and which Improvements have been approved by the Purchaser in accordance with the terms of this Agreement.

     "CONSTRUCTION ADVANCE ADJUSTMENT" means an amount equal to the aggregate of each Construction Advance with respect to such Lease multiplied by the Capitalization Rate applicable to such Construction Advance, multiplied by a percentage equal to the number of days elapsed from the date of advance of such Construction Advance to the Vendor divided by the number of days in the applicable year.

     "CONSTRUCTION CONTRACTS" means the construction contracts entered into by the Vendor or the Property Manager for the construction of the Additional Improvements.

     "CONTEMPLATED SPACE" means the Leased Unbuilt Space and Unleased Unbuilt Space.

     "CONTRACTS" means (a) the Warranties, (b) all material contracts and agreements entered into by the Vendor or the Beneficial Owner or by which they are bound with third parties, excluding Governmental Authorities, in respect of the maintenance, operation, cleaning, security, fire protection, insurance, parking, servicing or other operational aspects of the Property, but excluding any management or other agreements between the Vendor and PenEquity, and also excluding the Leases.

     "COVENANT NOT TO ENCUMBER" has the meaning given to it in Section 6.6.

     "COVENANT NOT TO TRANSFER" means a covenant to be registered on title to the Freehold Lands wherein the Nominee agrees not to transfer title to the Freehold Lands without the approval of the Vendor.

     "CURRENTLY EXISTING SPACE" means the Leased Built Space and Unleased Built Space.

     "DEFAULT AND SECURITY AGREEMENT" has the meaning given to it in Section 10.5(1).

     "DEFAULT RATE" means the rate published and quoted from time to time by the Royal Bank of Canada as its "prime rate" plus five percent (5%) per annum. "DEFAULT LC" has the meaning given to it in Section 10.5(1).

     "DEPOSIT" has the meaning given to it in Section 3.5(1)(a).

     "DISPUTE" has the meaning given to it in Section 10.1(1).

     "DISTRIBUTION" has the meaning given to it in Schedule "B".

     "DUE DILIGENCE DATE" means 5:00 p.m. (Toronto time) on December 3, 2003.

     "DUE DILIGENCE MATERIALS" means the information to be provided by the Vendor to the Purchaser pursuant to the provisions of Article 2 hereof.

     "DUE DILIGENCE PERIOD" means the period between the Acceptance Date and the Due Diligence Date.

     "EMPLOYEES" means any employees engaged in the construction, development, operation, maintenance or management of the Property, whether employees of the Vendor or the Beneficial Owner or any property management company or other contractor or consultant engaged by the Vendor or the Beneficial Owner or otherwise.

     "ENGINEERING DOCUMENTS" means all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, environmental reports and studies, professional inspection reports, and other similar plans and studies in the possession or control of the Vendor that relate to the Property.

     "ENVIRONMENTAL LAWS" means all applicable Laws, including but not limited to the ENVIRONMENTAL PROTECTION ACT (Ontario), and all agreements with Governmental Authorities and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws, agreements or statutory requirements relating to environmental matters applicable in the Province of Ontario, including all regulations under such legislation.

     "EPR" means Entertainment Properties Trust.

     "EPR PAYMENT INDEMNITY" has the meaning given to it in Section 3.5(3).

     "ESCROW AGREEMENT" has the meaning given to it in Section 3.5(2).

     "ESCROW FUND" has the meaning given to it in Section 3.5(2).

     "ESTOPPEL CERTIFICATE" means an estoppel certificate in a form prepared by the Purchaser and approved by the Vendor, acting reasonably, or as otherwise required pursuant to the applicable Tenant's Lease or the Purchaser's lenders dated as of a date not more than thirty (30) days prior to the Closing Date.

     "EVENT" means:

          (a) a default by any Person which has not been cured within the applicable cure period, of its respective covenants and obligations under this Agreement, or any Ancillary Agreement, any of the Other Purchase Agreements or Other Ancillary Agreements; or

          (b) a transfer or assignment of the Purchaser's registered or beneficial interest in the Property or any of the Other Properties, or a change in control of the Purchaser, other than a transfer or assignment to an affiliate of EPR which has assumed the obligations of the Purchaser, or as collateral security in connection with the Permitted Financing; or

          (c) a default under the First Mortgage or other mortgage pursuant to the Permitted Financing, which has not been cured within the applicable cure period; or

          (d) an Event of Insolvency.

If there is any dispute as to whether a Person is in default of its post-closing obligations pursuant to this Agreement or any Ancillary Agreement, such dispute shall be determined by way of arbitration pursuant to Section 10. 1 of this Agreement.

     "EVENT OF INSOLVENCY" means, in respect of any Party, if such party (i) becomes insolvent or generally not able to pay its debts as they become due,
(ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) Business

Days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) has an encumbrancer take possession of, or if a distress or execution or any similar process is levied or enforced upon or against, all or substantially all of its assets and the same remains unsatisfied for five (5) Business Days or for such longer period of time (not exceeding thirty (30) Business Days) as may be reasonable in the circumstances unless such party shall have commenced proceedings to vacate or satisfy such distress or execution or similar process within such five (5) Business Day period and thereafter diligently prosecutes such proceedings to vacate or satisfy such distress or execution or similar process; notwithstanding the foregoing, the period of time during which such distress or execution or similar process may remain unsatisfied shall be unlimited if the ability of such party to conduct its operations with respect to the Purchase Assets or the Property Management Agreement is not materially adversely affected and provided that in no event shall any period permitted to such party to vacate or satisfy such distress or execution or similar process exceed the period that would permit its interest in the Purchase Assets, the Property Management Agreement or any part thereof to be sold, or (v) takes any corporate action to authorize any of the above actions.

     "EXCHANGE ACT" has the meaning given to it in Section 7.4(f).

     "EXCHANGEABLE PREFERENCE SECURITIES" means limited partnership units in the Limited Partnership carrying an eight (8%) percent return, payable quarterly in priority to all other distributions, and providing for exchange into common stock of EPR and otherwise generally with the characteristics set forth in Schedule "B".

     "FIRST MORTGAGE" means a first mortgage to be granted by the Purchaser/Nominee in a principal amount not greater than sixty-five (65%) percent of the sum of the Base Purchase Price plus the amount of the Escrow Fund.

     "FIVE YEAR PAYMENT/STOCK ISSUANCE" has the meaning given to it in Schedule "B".

     "FIXTURES" means all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with, and permanently affixed to or incorporated into, the Lands or Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, electronic security equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the Parties to constitute real property,
together  with  all  replacements,   modifications,
alterations and additions thereto, but specifically excluding all such items located on the Property and owned by the Tenants and excluding any of the foregoing that are not owned by the Vendor.

     "FREEHOLD LANDS" means the lands and premises described firstly in Schedule "A", together with all appurtenant interests, covenants, licences, privileges and benefits, including any easements, rights-of-way, and rights of ingress and egress.

     "GOVERNMENTAL AUTHORITY" means (i) any multi-national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

     "GP INDEMNITY" has the meaning given to it in Section 3.5 (4).

     "GP PLEDGE" means a security interest granted by the general partner in the Limited Partnership in and to its units in the Limited Partnership and shares of the Nominee, which security interest shall not be subordinate or postponed to any security interests in favour of the Purchaser's mortgagee.

     "GROSS LEASABLE AREA" means, in respect of any rentable premises on the Lands, the area expressed in square feet of all floor space of the rentable premises measured in accordance with the applicable provisions of the applicable Lease or, in respect of any unleased space, the applicable provisions of the standard form of Lease for the Property.

     "HAZARDOUS MATERIALS" means any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials or substances within the meaning of any applicable federal, provincial or local Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste substances or materials including, without limitation any contaminant as defined in the ENVIRONMENTAL PROTECTION ACT (Ontario).

     "HOTEL EASEMENT AND OPERATING AGREEMENT" means the Easement and Operating Agreement to be entered into between the Vendor and the purchaser of the Hotel Parcel.

     "HOTEL PARCEL" means an approximately two (2) acre parcel of land abutting the Freehold Lands, more particularly described as Part of Block 28 on Plan 20M-474 registered title of which is currently held by the Vendor and in respect of which the Vendor has entered into an agreement of purchase and sale with a third party purchaser, which agreement is scheduled to be completed on or before

Closing, or such other date agreed to by the parties, and which lands are not included in the Purchase Assets.

     "HOTEL PARCEL AGREEMENT" has the meaning given to it in Section 6.4(1).

     "IMPROVEMENTS" means all Buildings, structures, Fixtures and other improvements located or constructed or to be constructed on the Lands by the Vendor or any Tenant, both before Closing and during the Lease-Up Period, including, without limitation, landscaping, parking areas, lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems, site servicing and site works and other so-called "infrastructure" improvements.

     "INCREASED AMC SPACE" has the meaning given to it in Section 3.3(2).

     "INITIAL DEPOSIT" has the meaning given to it in Section 3.5(1)(a)(i).

     "INTANGIBLE PROPERTY" means all permits, agreements and other intangible property or any interest therein now or on the Closing Date owned or held by the Vendor in connection with the Property, and zoning rights related to the Lands, or any part thereof, to the extent the same are assignable by the Vendor; provided, however, "Intangible Property" shall not include the general corporate trademarks, tradenames, service marks, logos or insignia or the books and records of the Vendor, the Vendor's accounts receivable and the Vendor's business and operating licences for the facilities on the Lands but shall include the Trademark License. The Purchaser acknowledges that PenEquity holds the trademark for Oakville "Entertainment Centrum" and its accompanying brand/logo and that such trademark is not being assigned or transferred to the Purchaser.

     "INTERIM PERIOD" means the period between the Acceptance Date and the Closing Date.

     "KANATA PURCHASE AGREEMENT" means an agreement of purchase and sale entered into between Penex Kanata Ltd. and Penex Main Ltd., as vendors, and the Purchaser dated as of the date of this Agreement, in connection with the Kanata Property.

     "KANATA PROPERTY" means the property known municipally as Kanata Centrum Walk, consisting of an entertainment centre containing a Gross Leaseable Area as at the date hereof of approximately 371,888 square feet and situated on approximately forty-four (44) acres of improved land.

     "LAND LICENCE LICENSOR" means The Corporation of the Town of Oakville, the licensor under the Town of Oakville Licence.

     "LAND LICENCE" means the licence entered into between the Vendor and The Corporation of the Town of Oakville dated July 6, 1999, as amended, pursuant to which the Vendor has licensed from The Corporation of the Town of Oakville the Town of Oakville Lands.

     "LANDS" means the Freehold Lands and Licensed Lands.

     "LAWS" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines and general principles of common and civil law and equity, binding on or affecting the person referred to in the context in which the word is used.

     "LEASE ADJUSTMENTS" means part of the Special Adjustments to the Purchase Price identified as such in to Section 3.4.

     "LEASE NOI" means the aggregate minimum annual rent payable during the first year under a Lease less a vacancy allowance of five (5%) percent of such rent and a structural reserve of point five (0.5%) percent of such rent (except in the case of the AMC Lease, where no deduction shall be made for a vacancy allowance or a structural reserve). For the purpose of this calculation, no deduction will be made for any rent-free periods, rent concessions or inducements, including tenant allowances or landlord's work, or for applicable withholding tax. The following example illustrates the foregoing calculation:

     |_|  Gross Leaseable Area of Premises: two thousand (2,000) square feet
     |_| Minimum/Base Rent: twenty ($20.00) Dollars per square foot per annum during the first year of the term
     |_|  Fixturing Period: sixty (60) days
     |_|  Free Minimum/Base Rent: sixty (60) days following Fixturing Period
     |_| Lease NOI: (2,000 x $20.00) x 0.945 (in respect of any Lease other than the AMC Lease) = $37,800.00

     "LEASE PROPOSAL" has the meaning given to it in Section 4.6.

     "LEASED BUILT SPACE" means the premises that are currently leased and Occupied, containing Gross Leaseable Area of approximately 216,221 square feet, subject to increase pursuant to Section 3.3.

     "LEASED BUILT SPACE LEASE" means any Lease for Leased Built Space.

     "LEASED UNBUILT SPACE" means the premises that are currently leased, not yet built, but anticipated to be built, to contain Gross Leaseable Area of approximately NIL square feet, as reflected more or less in the Leasing Plan, subject to adjustment to the extent any currently Unleased Unbuilt Space becomes leased, in accordance with the provisions of this Agreement.

     "LEASES" means all agreements to lease, leases, renewals of leases, and other rights or licenses to possess or occupy rentable premises within the Property now existing or made in accordance with the provisions of this Agreement (other than the Land Licence), together with all security, guarantees and indemnities of the tenants', subtenants' and licensees' obligations thereunder, in each case as amended, renewed or otherwise varied from time to time.

     "LEASING PLAN" means the plan of the Property that shows the current locations of the Leased Built Space and Unleased Built Space and anticipated locations of the Leased Unbuilt Space and Unleased Unbuilt Space, as amended from time to time in accordance with the terms of this Agreement.

     "LEASE-UP PERIOD" means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date.

     "LIBERTY ITM GUARANTEE" means the guarantee in respect of the Liberty ITM Tenants as governed by Section 6.9 and Schedule "E".

     "LIBERTY ITM GUARANTEE PERIOD" means the four (4) year period following the Closing Date, in connection with the Liberty ITM Guarantee.

     "LIBERTY ITM TENANTS" means the restaurant tenants operating as Wolfgang Puck, Cafe Tu Tu Tango and Gordon Biersch.

     "LICENSED LANDS" means the Town of Oakville Lands described secondly in Schedule "A" in respect of which the Vendor holds a licence pursuant to the Land Licence.

     "LIMITED PARTNERSHIP" means the limited partnership to be created under the laws of Delaware by EPR, the general partner of which is a wholly owned subsidiary of EPR.

     "LIMITED PARTNERSHIP AGREEMENT" means the agreement governing the Limited Partnership.

     "MANDATORY ASSUMED CONTRACTS" means those Contracts described in a list to be attached as Schedule "D", that are to be assumed by the Purchaser on Closing, subject to the terms and provisions hereof.

     "MISSISSAUGA PURCHASE AGREEMENT" means an agreement of purchase and sale entered into between Courtney Square Ltd. and the Purchaser dated as of the date of this Agreement, in connection with the Mississauga Property.

     "MISSISSAUGA PROPERTY" means the property known municipally as Mississauga Entertainment Centrum, consisting of an entertainment centre containing a gross leaseable area as at the date hereof of approximately 230,554 square feet and situated on approximately 27 acres of improved land.

     "MUNICIPAL APPROVALS" means any site plan approval, building permit and any other approval, including Zoning Amendments, from any Governmental Authority required for the construction of the Improvements in accordance with the Plans.

     "NEWLY LEASED/COMPLETED SPACE" has the meaning given to it in Section 3.3.

     "NOMINEE" shall be the entity that holds legal title to the Purchase Assets for the sole benefit of the Purchaser.

     "NOTE" means the promissory note to be issued by the Purchaser to the Vendor, bearing arm's length commercial interest and repayment terms, in partial payment of the Purchase Price, as provided in Section 3.5(1)(b) and to be transferred immediately after Closing and as a condition of Closing to the Limited Partnership in exchange for the Exchangeable Preference Securities, which Note shall be non-assignable by the Limited Partnership during the period that the obligations that are secured by the Pledge, GP Pledge and Default LC remain outstanding.

     "OCCUPANCY" means, in respect of any Lease, that the Tenant has taken possession of the leased premises thereunder, provided that such possession is not prohibited by Applicable Law and in the case of leased premises in excess of 5,000 square feet of Gross Leaseable Area, an Estoppel Certificate has been provided by such Tenant or, in the alternative a statutory declaration of a senior officer of the Vendor, confirming the terms of such Lease, has been delivered; and "OCCUPIED" or "UNOCCUPIED" shall have a corresponding meaning.

     "OTHER ANCILLARY AGREEMENTS" means the Ancillary Agreements (as defined therein) in connection with the Other Purchase Agreements.

     "OTHER PROPERTIES" means the Mississauga Property, Kanata Property and Whitby Property.

     "OTHER PROPERTY ADDITIONAL DENSITY ADJUSTMENTS" means the Additional Density Adjustments pursuant to the Other Purchase Agreements.

     "OTHER PURCHASE AGREEMENTS" means the Mississauga Purchase Agreement, Whitby Purchase Agreement and Kanata Purchase Agreement.

     "OTHER VENDORS" means the Vendors under the Other Purchase Agreements.

     "PARTIES" mean the parties to this Agreement.

     "PAYMENT DATE" has the meaning given to it in Section 3.5(1)(d).

     "PAYMENT NOTICE" means, in respect of each Additional Lease or Additional Density Lease, a notice in writing from the Vendor to the Purchaser, (i) confirming that Occupancy has occurred in respect of such Additional Lease or Additional Density Lease and that all conditions set out in this Agreement with respect to completion of construction of any relevant Improvements have been satisfied, (ii) attaching an Estoppel Certificate for Tenants occupying 5,000 or more square feet of Gross Leaseable Area (or if the Vendor is unable to obtain an Estoppel Certificate from such the Tenant, after using reasonable efforts, a statutory declaration of a senior officer of the Vendor confirming the status of the Lease), (iii) attaching a statutory declaration of a senior officer of the Vendor confirming the status of the Lease for Tenants occupying less than 5,000 square feet of Gross Leaseable Area, or at the option of the Vendor, an Estoppel Certificate, and (iv) setting out the amount of the Additional Adjustment pertaining to such Additional Lease or Additional Density Lease.

     "PENEQUITY" means PenEquity Management Corporation and its successors and assigns.

     "PERMITTED ENCUMBRANCES" means those encumbrances listed in Schedule "C".

     "PERMITTED FINANCING" has the meaning given to it in Section 6.6.

     "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

     "PERSONAL PROPERTY" means all Intangible Property, Warranties, and Engineering Documents, other than the Fixtures, now or on the Closing Date owned by the Vendor and located on or about the Property or used in connection with the operation thereof (specifically excluding personal property owned by employees of the Vendor or owned or leased by the Tenants).

     "PLANS" means the plans and specifications prepared by or on behalf of the Vendor for the construction of the Additional Improvements, and all revisions, amendments and supplements made thereto from time to time made, all as approved by the Purchaser in accordance with the provisions hereof.

     "PLEDGE" means a security interest granted by EPR in and to (i) its interest in the Purchaser, (ii) its limited partnership units in the Limited Partnership, and (iii) its shares in the general partner of the Limited Partnership, the exercise of which, together with the exercise of the GP Pledge, will give the Vendor effective control of the Property subject only to the First Mortgage.

     "PREFERENCE  SECURITIES  EXCHANGE"  has the meaning given to it in Schedule
"B".

     "PREFERENCE SECURITIES EXCHANGE AGREEMENT" means the agreement to be entered into to reflect the terms and provisions set out in Schedule "B".

     "PREVIOUSLY  ADJUSTED  LEASE"  has  the  meaning  given  to it  in  Section
3.4(1)(a).

     "PROPERTY" means the Freehold Lands, Licence Interest, the Improvements and the Fixtures.

     "PROPERTY DOCUMENTS" means the documents and information listed or referred to in Section 2.4.

     "PROPERTY MANAGEMENT AGREEMENT" means the agreement between the Purchaser and the Property Manager for leasing, project management and property management of the Property during the Lease-Up Period.

     "PROPERTY MANAGEMENT FEES" has the meaning given to it in Section 6.2(a).

     "PROPERTY MANAGEMENT INDEMNITY" has the meaning given to it in Section 6.2(b).

     "PROPERTY MANAGER" means 2010364 Ontario Inc., a management company controlled by David Johnston and Glenn Miller, and its successors and assigns.

     "PURCHASE ASSETS" means all of the Vendor's right, title and interest in:

          (a) the Property; and

          (b) the Leases; and

          (c) the Personal Property.

     "PURCHASE PRICE" has the meaning given to it in Section 3.1.

     "PURCHASE PRICE SPACE" means the Currently Existing Space, Contemplated Space and Additional Density Space (for which the Vendor is paid the Additional Density Adjustments).

     "PURCHASER" means EPR North Trust, a trust established pursuant to the laws of the State of Delaware, of which EPR is the sole beneficiary.

     "PURCHASER'S SOLICITORS" means Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9, Attention: Brenda Hebert.

     "PURCHASER'S  SOLICITOR'S  OPINION" has the meaning  given to it in Section
9.2 (p).

     "REGISTRATION RIGHTS AGREEMENT" means an agreement to be entered into among, inter alia, EPR, the Vendor and Other Vendors, as contemplated by the Preference Securities Exchange Agreement.

     "REGISTRY OFFICE" means the land registry office governing the Lands.

     "RENT ROLLS" means the rent rolls provided to the Purchaser as part of the Property Documents.

     "SECOND DEPOSIT" has the meaning given to it in Section 3.5(1)(a)(ii).

     "SECURITIES ACT" has the meaning given to it in Section 7.4(f).

     "SPECIAL   ADJUSTMENTS"  means  the  Additional  Lease   Adjustments,   the
Additional Density Adjustments described in Section 3.4.

     "STATEMENT OF ADJUSTMENTS" means a statement of the Base Purchase Price and Closing Adjustments and Additional Adjustments thereto prepared by the Vendor and delivered to the Purchaser not less than five (5) Business Days prior to the Closing Date. The Statement of Adjustments shall have annexed to it reasonable details of the calculations used by the Vendor to arrive at the Purchase Price and all debits and credits set out in the Statement of Adjustments. The Statement of Adjustments shall also reflect the Escrow Amount, to be delivered on Closing by way of additional cash and/or letter of credit.

     "SUBSTANTIAL COMPLETION" means, with reference to any part of the Improvements, that all work required to achieve "substantial performance", as defined in the CONSTRUCTION LIEN ACT (Ontario), of all Construction Contracts for such part of the Improvements has been achieved, as evidenced by a certificate of a member in good standing of the Ontario Association of Architects; and "SUBSTANTIALLY COMPLETE" and "SUBSTANTIALLY COMPLETED" shall have corresponding meanings.

     "TENANT CONCESSIONS" has the meaning given to it in Section 3.4(1)(a).

     "TENANT RECOVERIES" means amounts received by the Vendor from Tenants on account of operating expenses, realty taxes and other expenses which are calculated for additional rent purposes under a Lease on an annual basis determined within the Lease but payable by the Tenant on an estimated monthly or other periodic basis.

     "TENANTS" means all Persons having a right to occupy any part of the Improvements pursuant to a Lease.

     "TOWN OF OAKVILLE LANDS" means the lands and premises described secondly in Schedule "A" in respect of which the Vendor holds a licence interest pursuant to the Land Licence.

     "TRADEMARK LICENSE" means the license to be provided by PenEquity to the Purchaser in respect of the use of the name and logo of "Entertainment Centrum", and which shall be terminable only on a change of use of the Property to a use other than that of an entertainment complex.

     "TRUST   AGREEMENT"  means  the  trust  instrument  and  all  documents  in connection therewith that govern the Purchaser trust.

     "UNITED STATES INTERNAL REVENUE CODE" or "CODE" means the Internal Revenue Code of 1986 of the United States, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     "UNLEASED BUILT SPACE" means the premises that have not yet been leased, which are built, but which are anticipated to be leased, containing Gross Leaseable Area of approximately NIL square feet, as reflected more or less in the Leasing Plan, subject to adjustment prior to Closing to the extent any of same becomes Leased Built Space.

     "UNLEASED UNBUILT SPACE" means the premises that have not yet been built or leased, but which are anticipated to be built and leased, to contain Gross Leaseable Area of approximately NIL square feet, as reflected more or less in the Leasing Plan, subject to adjustment prior to Closing to the extent any of such space becomes leased prior to Closing, in accordance with the provisions of this Agreement. The foregoing includes buildings that are under construction.

     "VENDOR" means Penex Winston Ltd.

     "VENDOR'S SOLICITORS" means Gardiner Roberts LLP, Suite 3100, 40 King Street West, Toronto, Ontario, M5H 3Y2, Attention: Robert Schwartz.

     "VENDOR'S  SOLICITOR'S  OPINION"  has the  meaning  given to it in  Section
9.1(u)

     "WARRANTIES" means all warranties and guaranties with respect to the Purchase Assets, whether express or implied, including all warranties and guarantees of the Improvements and Personal Property by general contractors, subcontractors, suppliers and manufacturers which the Vendor now holds or under which the Vendor is the beneficiary, to the extent the same are assignable by the Vendor.

     "WHITBY PURCHASE AGREEMENT" means an agreement of purchase and sale entered into between Penex Whitby Ltd. and the Purchaser dated as of the date of this Agreement, in connection with the Whitby Property.

     "WHITBY PROPERTY" means the property known municipally as Whitby Entertainment Centrum, consisting of an entertainment centre containing a gross leaseable area as at the date hereof of approximately 207,176 square feet and situated on approximately thirty-two point five (32.5) acres of improved land (8.85 acres of which are leased).

     "ZONING AMENDMENTS" has the meaning given to it in Section 5.5(1).

1.2 BUSINESS DAYS

     Where anything is required to be done under this Agreement on a date which is not a Business Day, then the date for such thing to be done shall be the next Business Day.

1.3 SCHEDULES

     The following Schedules are attached to and form part of this Agreement.

                 Schedule "A        -       Legal Description
                 Schedule "B"       -       Exchangeable Preference Securities
                 Schedule "C"       -       Permitted Encumbrances
                 Schedule "D"       -       Mandatory Assumed Contracts
                 Schedule "E"       -       Liberty Guarantee

1.4 INTERPRETATION

          (1) HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

          (2) NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

          (3) ENTIRE AGREEMENT. This Agreement, together with any agreements, instruments, certificates and other documents contemplated to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and, except as stated in this Agreement and in the agreements, instruments, certificates and other documents to be executed and delivered pursuant to this Agreement, contains all of the representations, undertakings and agreements of the parties. This Agreement supersedes all prior negotiations or agreements between the parties, whether written or verbal, with respect to the subject matter of this Agreement.

          (4) CURRENCY. Unless otherwise expressly stated in this Agreement, all references to money shall refer to Canadian funds.

          (5) SEVERABILITY. If any provision contained in this Agreement or its application to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected and shall be valid and enforceable and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

          (6) STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

          (7) TIME. Time shall be of the essence of this Agreement. Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective solicitors.

          (8) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the applicable laws of Canada.

                                   ARTICLE 2
                         AGREEMENT OF PURCHASE AND SALE

2.1 PURCHASE AND SALE

     The Vendor hereby agrees to sell, transfer, assign, set over and convey the Purchase Assets to the Purchaser and the Purchaser hereby agrees to purchase, acquire and assume the Purchase Assets from the Vendor at the Purchase Price and on and subject to the terms and conditions of this Agreement. The Vendor acknowledges that the Purchaser shall direct legal title to the Purchase Assets to be conveyed to the Nominee.

2.2 BINDING AGREEMENT

     Upon execution of this Agreement by the Parties, the agreements of the Vendor and the Purchaser set forth in Section 2.1 create and constitute a binding agreement of purchase and sale of the Purchase Assets on and subject to the provisions of this Agreement.

2.3 GOVERNMENTAL AUTHORIZATIONS

     At the request of the Purchaser, the Vendor shall promptly execute and deliver to the Purchaser letters prepared by the Purchaser or the Purchaser's Solicitors addressed to such Governmental Authorities as may be requested by the Purchaser or the Purchaser's Solicitors authorizing each such Authority to release to the Purchaser such information on compliance matters that such Authority may have with respect to the Lands. The Purchaser agrees not to request any inspections of the Lands by any Governmental Authority.

2.4 PROPERTY DOCUMENTS

          (1) DOCUMENTS TO BE DELIVERED. The Vendor shall deliver to the Purchaser, to the offices of the Purchaser's Solicitors or other professional advisors, in Toronto, no later than 5 Business Days following the Acceptance Date, and from time to time thereafter during the Interim Period as there are amendments, replacements, supplements or other changes thereto, true, complete and legible copies of the following items relating to the Purchase Assets:

               (a) the most recent plan or plans of survey or reference plans of survey for the Lands and the Hotel Parcel prepared by an Ontario Land Surveyor;

               (b) the existing Leases;

               (c) the standard form(s) of agreement to lease and lease for the Property;

               (d) all material agreements with, and permits and licences from, Governmental Authorities, other than those registered against title to the Lands;

               (e) all agreements with owners of adjoining lands relating to the ownership, construction, development or operation of the Property, other than as may be registered against title to the Lands or adjoining lands;

               (f) a rent roll for the Property dated as of the first day of the month in which the Acceptance Date occurs;

               (g) all contracts or agreements respecting the operation of the Property, including without limitation all Contracts, but excluding those which are registered against title to the Lands;

               (h) all current realty tax assessment notices and tax bills relating to the Property;

               (i)  area   measurements  for  each  of  the  rentable   premises
          comprising the Leased Built Space, certified by a professional engineer or quantity surveyor or by a member in good standing of the Ontario Association of Architects;

               (j) all work orders affecting the Property and all fire health and safety inspection reports relating to the Property;

               (k) all insurance policies pertaining to the Property;

               (l) a list of all major or extraordinary repairs made by the Vendor or of which the Vendor is aware need to be made with respect to the Property, if any;

               (m) all documents pertaining to the environmental status of the Property, including all permits, certificates of approval, soil or other test reports, engineering reports, environmental studies or other professional studies in respect of the storage or release on, above or below the surface of the Lands of any radioactive, toxic or hazardous substances or materials, and copies of any manifests or consent orders in respect of the production, manufacture, transportation across, over or through, storage or location on or beneath the surface of the Lands of any
          radioactive,   toxic,   hazardous  or  other  noxious   substances  or
          materials;

               (n) the Land Licence;

               (o) any and all litigation files with respect to any pending litigation and claim files for any claims made or threatened, the outcome of which might materially affect the Purchase Assets or the use and operation of the Property, together with summaries and such other more detailed information as the Purchaser may reasonably request with respect to any other pending litigation or claim the outcome of which might materially affect the Vendor or the Purchase Assets;

               (p) excerpts from the agreement of purchase and sale with respect to the Hotel Parcel, relating to anticipated restrictions to be registered against title to same for the benefit of the Lands and restrictions to be registered against title to the Lands for the benefit of the Hotel Parcel; and

               (q) the list of Permitted Encumbrances.

          (2) EXEMPTION FROM US WITHHOLDING TAX. The Vendor shall deliver to the offices of the Purchaser's Solicitors or other professional advisors, in Toronto, no later than five (5) Business Days following the Due Diligence Date, two (2) duly completed and signed original Internal Revenue Service Forms W-8 BEN or W-8 IMY (or applicable successor forms), in either case entitling the beneficial owners of the income, as defined for U.S. income tax purposes under the United States Internal Revenue Code, to a complete exemption from or treaty based reduction of the deduction or withholding of United States federal income taxes on all amounts to be received by the Vendor under this Agreement on behalf of the beneficial owners of the income, as defined above. The Purchaser acknowledges that not all the beneficial owners of income as aforesaid are entitled to a complete exemption from or treaty based reduction of the deduction or withholding of United States federal income taxes on the income received. The Vendor shall promptly notify the Purchaser if it is required to withdraw or cancel any form previously submitted by it or if any such form has otherwise become ineffective or inaccurate and shall simultaneously deliver two (2) revised duly completed and signed original Internal Revenue Service Forms W-8 BEN or W-8 IMY (or applicable successor forms), entitling the beneficial owners of the income, as defined above, to any treaty benefit or other similar claim for exemption or reduction of the deduction or withholding of United States federal income taxes to the maximum extent to which such beneficial owners are then entitled under Applicable Law (the "REVISED FORMS"). Failure by the Vendor to provide such notification shall render null and void any gross-up entitlement as defined hereinafter.

     If a deduction or withholding is required under the Code as a result of any beneficial owner of the income, as defined above, not having or losing its status as an exempt organization, as defined for purposes of the Canada-United States Income Tax Convention (the "TREATY"), the Purchaser shall pay or cause to be paid the relevant amount of the deduction or withholding within the time period required (including any and all penalties, interest or other payments on or in respect thereof imposed, assessed or collected by the United States federal revenue authorities) and shall remit the net amount after all required deductions or withholdings to the Vendor.

     If for any other reason other than any beneficial owner of the income, as defined above, not having or losing its status as an exempt organization as defined for purposes of the Treaty, a deduction or withholding is required under the Code, and subject to the Vendor timely delivering to the Purchaser's Solicitors or other professional advisors, in Toronto, two (2) Revised Forms:

               (a) the Purchaser shall gross-up the amount otherwise payable to the Vendor on behalf of the beneficial owners of the income, as defined above, by the amount of the revised deduction or withholding of United States federal income taxes thereby determined (including any and all penalties, interest or other payments on or in respect thereof imposed, assessed or collected by the United States federal revenue authorities relating thereto); and

               (b) if such revised deduction or withholding of United States federal income taxes thereby determined (including any and all penalties, interest or other payments on or in respect thereof imposed, assessed or collected by the United States federal revenue authorities relating thereto) is paid directly by the beneficial owners of the income, as defined above, the Purchaser shall indemnify and hold harmless the beneficial owners of the income, as defined above, subject to the Purchaser being provided, not later than 30 days after any such payment, the original receipt of payment thereof or a certified copy of such receipt or other evidence of such payment reasonably satisfactory to the Purchaser.

          (3) DOCUMENTS TO BE MADE AVAILABLE. Not later than five (5) Business Days following the Acceptance Date and from time to time thereafter during the Interim Period as there are amendments, replacements, supplements or other changes thereto, the Vendor shall make the following documents and information available, for examination by the Purchaser, its representatives and advisors at the Vendor's business offices in Toronto at reasonable times to be agreed to between the Vendor and the Purchaser:

               (a) all material correspondence in the Vendor's files received from or sent to any Tenant of the Property and other pertinent leasing information;

               (b) all "as built" plans, specifications and drawings for the Currently Existing Space;

               (c) all construction and related contracts pursuant to which Improvements are being constructed and all plans and specifications for such Improvements, including the Plans and the Engineering Documents with respect thereto; and

               (d) originals or legible copies of all records kept in accordance with all applicable provincial and municipal fire and safety regulations, such as records relating to inspections, checks and tests of fire extinguishers, loudspeakers, sprinklers and other life safety systems and records and reports from health inspectors.

          The Vendor shall make or arrange to be made photocopies of any of the foregoing, at the Purchaser's request and expense.

2.5 ACCESS

          (1) INSPECTIONS. During the Interim Period, the Purchaser and its agents and employees shall have access to the Property during normal business hours at reasonable times approved by the Vendor or PenEquity, upon reasonable prior notice to the Vendor, at the Purchaser's sole risk and expense, for the purpose of conducting an in-depth evaluation and inspection of the Property, as is reasonably required. Any intrusive or invasive testing such as soil testing or roof core sampling shall be subject to the Vendor's prior consent, not to be unreasonably withheld. Such access shall be subject to the rights of Tenants and shall, at the Vendor's option, be in the company of a representative of the Vendor.

          (2) ENVIRONMENTAL ASSESSMENT REPORT. Prior to the Due Diligence Date, the Purchaser may, at its expense, cause an environmental engineering firm, acting reasonably, to inspect the Property and carry out an environmental inspection, audit of the Property, including invasive testing with the prior approval of the Vendor, not to be unreasonably withheld.

          (3) REPAIR OF DAMAGE. The Purchaser and EPR covenant to repair forthwith any damage to the Property arising from such access, inspections and testing by the Purchaser and its agents and employees and to restore the Property to the same condition it was in prior to such inspections and testing, at the Purchaser and EPR'S sole expense, subject to the approval of the Vendor or its property manager, acting reasonably. The Purchaser and EPR hereby agree to indemnify and save the Vendor and PenEquity harmless from and against any and all claims, damages, losses and liabilities that may be suffered or incurred by them arising out of and caused by the access and testing granted to the Purchaser and its agents and employees pursuant to this Section 2.5. For greater certainty, any damage caused by inspections and testing performed by any other Person, including the agents or employees of a Person inspecting the Property in relation to financing relating to the Property shall not be the responsibility of the Purchaser or EPR.



                                   ARTICLE 3
                                 PURCHASE PRICE

3.1 PURCHASE PRICE

     The purchase price payable by the Purchaser to the Vendor for the Purchase Assets (the "PURCHASE PRICE") shall be the aggregate of (i) Fifty Million Seven Hundred and Seventy Seven Thousand and Eighty ($50,777,080.00) Dollars (the "BASE PURCHASE PRICE"), subject to the Closing Adjustments and Additional Adjustments payable on Closing, and (ii) the Special Adjustments.

3.2 CLOSING ADJUSTMENTS

          (1) ADJUSTMENTS. Closing Adjustments shall be made as of the Closing Date. Except as otherwise provided in this Agreement, the Vendor shall be responsible for all expenses and entitled to all revenues accrued from the Purchase Assets for the period ending at 11:59 p.m. on the day before the Closing Date. Except as otherwise provided in this Agreement, the Purchaser shall be responsible for all expenses and shall be entitled to all revenues accruing from the Purchase Assets for the period from and including the Closing Date and thereafter. The Closing Date shall be for the account of the Purchaser.

          (2) ADJUSTMENT ITEMS. The Closing Adjustments shall include the Deposit, all current rents, including current basic rent and current additional rent and other charges for the Lands and Buildings under the Leases, prepaid rents, prepaid monthly parking charges, security deposits, Tenant Recoveries, realty taxes, local improvement rates and charges, water and assessment rates, all of the foregoing in respect of the Land Licence, prepaid amounts and current amounts payable under Contracts assumed by the Purchaser on Closing, and operating costs, utilities, utility deposits, and fuel licences necessary for the operation of the Purchase Assets and all other items normally adjusted between a vendor and purchaser in respect of the sale of properties similar to the Purchase Assets provided that prepaid rent, security deposits and other prepaid amounts or charges, including interest thereon, if any, shall only be adjusted to the extent actually paid by the Tenant or other responsible person, or by the Vendor in the case of the Land Licence, and not applied to rent or other charges under the Leases prior to the Closing Date. Utilities, utility deposits and other costs and expenses shall be adjusted to the extent that they are not the direct responsibility of the Tenants and are the responsibility of the Vendor. If the final cost or amount of an item which is to be adjusted cannot be determined at Closing, then an initial adjustment for such item shall be made at Closing, such amount to be estimated by the Vendor acting reasonably, as of the Closing Date on the basis of the best evidence available at the Closing as to what the final cost or amount of such item will be.

          (3) TENANT RECOVERIES. With respect to Tenant Recoveries, the Vendor shall make reasonable estimate of the total Tenant Recoveries with respect to each Tenant for the applicable lease year (as defined in the applicable Lease), apportioning same as at the Closing Date as provided in Section 3.2(1) and there shall be credited against the Vendor's estimate all amounts due from Tenants on account of Tenant Recoveries to the Closing Date

          (4) TENANT RECEIVABLES. Rental arrears and accounts receivable and any other claims against a Tenant (the "TENANT RECEIVABLES" due and payable more than ten (10) days prior to the Closing Date and unpaid on the Closing Date shall remain the property of the Vendor and there shall be no adjustment in favour of the Vendor on the statement of adjustments for such amounts. Tenant Receivables which are in arrears less than ten (10) days on the Closing Date shall be allowed as a credit on the adjustments in favour of the Vendor and shall become the property of the Purchaser. The Purchaser agrees to use its reasonable commercial efforts (excluding the payment of money) to collect the Vendor's Tenant Receivables on behalf of the Vendor while any Tenant that owes such Tenant Receivables remains in occupancy of premises at the Property. Any Tenant Receivables received or collected by the Purchaser after the Closing Date shall be on account, first of the Purchaser's Tenant Receivables and, second, of any Tenant Receivables owed to the Vendor. After the Closing Date, the Vendor shall have the right to recover the Vendor's Tenant Receivables directly from the Tenants and the Purchaser shall cooperate and provide such assurances as are reasonably required by the Vendor in this regard, at no cost to the Purchaser. The Vendor may commence litigation to recover the Vendor's Tenant Receivables, provided that the Vendor shall not levy distress or take any similar proceeding, or terminate such tenancy or petition such Tenant into bankruptcy, if it is a tenant of the applicable premises. The Vendor shall only take such action after giving the Purchaser ten (10) Business Days notice of its plans to do so, during which period the Purchaser shall be entitled to pay to the Vendor the amount of such Vendor's Tenant Receivables, whereupon the Vendor shall assign such Tenant Receivables to the Purchaser and cease all collection activities with respect thereto.

          (5) POST-CLOSING RECEIPTS. As also provided in Section 3.6, the Vendor shall hold all cheques for Tenant Recoveries and Tenant Receivables that are the Property of the Purchaser that it receives in respect of the period after the Closing Date in trust for the Purchaser and shall endorse (without recourse) in favour of the Purchaser and deliver to the Purchaser all such cheques on Closing or, if received after Closing, forthwith upon receipt. The Purchaser shall receive and hold all cheques for Tenant Recoveries and Tenant Receivables which are the property of the Vendor in trust for the Vendor and shall endorse (without recourse) in favour of the Vendor and deliver to the Vendor all such cheques forthwith upon receipt.

          (6) INSURANCE. Insurance premiums shall not be adjusted as of the Closing Date, but insurance shall remain the responsibility of the Vendor until the Closing Date, and thereafter the Purchaser shall be responsible for placing its own insurance.

          (7) STATEMENT OF ADJUSTMENTS. A statement of adjustments shall be delivered to the Purchaser by the Vendor at least five (5) Business Days prior to the Closing Date and shall have annexed to it details of the calculations used by the Vendor to arrive at all debits and credits on the statement of adjustments.

          (8) PROPERTY TAX REBATES. Notwithstanding any provision to the contrary contained herein, the Vendor shall retain the right to receive all property tax/business tax refunds, rebates or credits (the "TAX REBATES") in connection with the Property with respect to the period prior to the Closing Date arising in any manner, including pursuant to realty/business tax appeals and/or re-assessments (initiated prior to or after the Closing
     Date) or new legislation or amendments to existing legislation. Such entitlement of the Vendor is net of consultant's fees and disbursements relating thereto and any amounts due to any Tenants of a portion of same. In the event the Purchaser receives any such Tax Rebates or to the extent it receives a credit for same, it shall forthwith remit the applicable amount to the Vendor.

          (9) READJUSTMENT. Closing Adjustments shall be readjusted after Closing on a quarterly basis, provided that the final readjustment of the Closing Adjustments shall be no later than the first anniversary of the Closing Date. At least ten (10) Business Days prior to any such readjustment date, the Purchaser shall provide a statement of all of readjustments to the Vendor and shall annex to it details of the calculations used by the Purchaser to arrive at all debits and credits on such statement of readjustments. Items to be readjusted shall include realty taxes, Tax Rebates, Tenant Recoveries, Tenant Receivables, items which were estimated on the statement of adjustments, incorrect or inaccurate adjustments on the statement of adjustments.

          (10) QUALIFICATION. Notwithstanding anything to the contrary contained herein, the only Closing Adjustments in connection with Leases shall be those relating to the Leased Built Space Leases.

3.3 ADDITIONAL ADJUSTMENTS

          (1) NEWLY LEASED/COMPLETED SPACE. To the extent any Unleased Built Space becomes Leased Built Space, where such new Leases have been approved in accordance with the provisions of this Agreement, or Leased Unbuilt Space becomes Leased Built Space prior to Closing (the "NEWLY LEASED/COMPLETED SPACE"), the Base Purchase Price shall be increased by an amount equal to the Lease NOI in respect of such Newly Leased/Completed Space, capitalized at a rate of eleven (11%) percent. (i.e. the Lease NOI divided by .11) less the Tenant Concessions which are with respect to any period after the Closing Date.

          (2) AMC SPACE. To the extent AMC confirms by way of lease amending agreement or Estoppel Certificate prior to Closing that the Gross Leasable Area of the AMC Space is greater than the amount shown in the current Rent Roll for the Property (the "INCREASED AMC SPACE") and advises as to the rent in connection therewith, the Purchase Price shall be increased by capitalizing the Lease NOI in respect of such AMC Increased Space at the rate of eleven (11%) percent (the "AMC ADDITIONAL ADJUSTMENT") and such increase shall be added to the Base Purchase Price payable on Closing.

3.4 SPECIAL ADJUSTMENTS

     The Base Purchase Price shall be adjusted by the following amounts (the "ADDITIONAL LEASE ADJUSTMENTS" and the "ADDITIONAL DENSITY ADJUSTMENTS" respectively), which shall be paid by the Purchaser to the Vendor in accordance with Section 3.5(1)(d) if, as and when such amounts become payable:

          (1) ADDITIONAL LEASE ADJUSTMENTS:

               (a) the amount,  for each Additional  Lease,  save and except for any such Lease which replaces a previous Lease for the same space with respect to which an Additional Lease Adjustment or Additional Density Adjustment has been made (each a "PREVIOUSLY ADJUSTED LEASE"), in respect of which Occupancy did not occur on or before Closing but in respect of which Occupancy occurs during the first eighteen (18) months of the Lease-Up Period, obtained by capitalizing the Lease NOI arising from such Additional Lease at the rate of eleven (11%) percent (i.e. Lease NOI divided by .11) and subtracting from such amount (i) the aggregate of all rent-free periods, rent conversions and reductions (other than to the extent that such items have been advanced by the Purchaser pursuant to this Agreement) to the Tenant under the applicable Additional Lease for the period after the applicable Payment Date (collectively, the "TENANT CONCESSIONS"), if any and (ii) the Construction Advance Adjustment;

               (b) the amount, for each Additional Lease, save and except for any Previously Adjusted Lease, in respect of which Occupancy did not occur on or before Closing or during the first eighteen (18) months of the Lease-Up Period but in respect of which Occupancy occurs during months 19 to 36 inclusive, of the Lease-Up Period, obtained by capitalizing the Lease NOI arising from such Additional Lease at a rate of eleven point two (11.2%) percent (i.e. Lease NOI divided by .112) and subtracting from such amount the Tenant Concessions, if any, and the Construction Advance Adjustment;

               (c) the amount, for each Additional Lease, save and except for any Previously Adjusted Lease, in respect of which Occupancy did not occur on or before Closing or during the first thirty-six (36) months of the Lease-Up Period but in respect of which Occupancy occurs during months 37 to 48 inclusive of the Lease-Up Period, obtained by capitalizing the Lease NOI arising from such Additional Lease at a rate equal to eleven point four (11.4%) percent (i.e. Lease NOI divided by .114) and subtracting from such amount the Tenant Concessions, if any, and the Construction Advance Adjustment;

               (d) the amount, for each Additional Lease, save and except for any Previously Adjusted Lease, in respect of which Occupancy did not occur on or before Closing or during the first forty-eight (48) months of the Lease-Up Period but in respect of which Occupancy occurs during months 49 to 60 inclusive of the Lease-Up Period, obtained by capitalizing the Lease NOI arising from such Additional Lease at a rate equal to eleven point five (11.5%) percent (i.e. Lease NOI divided by .115) and subtracting from such amount the Tenant Concessions, if any, and the Construction Advance Adjustment; and

               (e) There shall be no adjustment for any Additional Lease in respect of which Occupancy occurs after the end of the Lease-Up Period, subject to Section 5.2(3).

          Notwithstanding anything to the contrary contained herein, there shall be no adjustment to Lease NOI or any Additional Lease Adjustments or Additional Density Adjustments resulting from: (A) the difference, if any and howsoever arising, between actual and estimated amounts or recoveries of operating costs/common area maintenance charges, property taxes or management fees; (B) any non-payment of rent, additional rent or any other amounts payable under such Lease at any point in the term of the Lease; or (C) any other default, breach, termination or surrender of the Lease whenever occurring. The foregoing is subject to the Liberty ITM Guarantee.

          (2) ADDITIONAL DENSITY ADJUSTMENTS. The Purchase Price shall be further adjusted by the amount, for each Additional Density Lease, save and except for any Previously Adjusted Lease, entered into in respect of which Occupancy occurs during the Lease-Up Period, obtained by capitalizing the Lease NOI arising from such Additional Density Lease at a rate equal to the applicable Capitalization Rate, depending on when Occupancy occurs, provided that the aggregate of such Additional Density Adjustments in respect of the Property and the Other Property Additional Density Adjustments shall not exceed Four Million Three Hundred Thousand ($4,300,000.00) Dollars. For greater certainty, the Vendor shall be entitled to complete and receive payment in respect of Additional Density Leases prior to completing or being paid for Additional Leases, it being acknowledged that Additional Density Space may be leased and Occupied prior to the lease-up and Occupancy of all of the Additional Space.

3.5 PAYMENT OF PURCHASE PRICE AND SPECIAL ADJUSTMENTS

          (1) MANNER AND TIMING OF PAYMENT. The Purchase Price shall be paid and satisfied as follows:

               (a) DEPOSIT.

                    (i) As to the sum of Two Hundred and Fifty Thousand ($250,000) Dollars (the "INITIAL DEPOSIT"), by cheque or bank draft or wire transfer payable to the Vendor's Solicitors, in trust, within two (2) Business Days following the Acceptance Date, to be credited on the Closing Date on account of the Purchase Price;

                    (ii) As to the sum of One Million  ($1,000,000) Dollars (the
               "SECOND DEPOSIT"), by cheque or bank draft or wire transfer payable to the Vendor's Solicitors, in trust, within two (2) Business Days following the Due Diligence Date, to be credited on the Closing Date on account of the Purchase Price.

               The Initial Deposit and Second Deposit are hereinafter referred to collectively as the "DEPOSIT" and shall be invested on the instructions of the Purchaser given at the time such Deposit is paid, in a daily interest rate trust account, interest bearing investment certificate or other similar investment vehicle of a Canadian chartered bank pending the completion or other termination of this Agreement and the interest accrued thereon shall be remitted to the Purchaser forthwith after Closing.

               (b) NOTE. As to the sum of Eight Million, Three Hundred and Sixty Eight Thousand, Seven Hundred and Eight ($8,368,708.00) Dollars, the Purchaser shall issue to the Vendor the Note, which shall immediately be exchanged for the Exchangeable Preference Securities.

               (c) BALANCE OF BASE PURCHASE PRICE. As to the balance, subject to the Closing Adjustments and Additional Adjustments, (the "CLOSING PAYMENT") by certified cheque, bank draft or wire transfer on the Closing Date.

               (d) SPECIAL ADJUSTMENTS. On the date (a "PAYMENT DATE") which is 20 Business Days following the date on which a Payment Notice in respect of an Additional Lease or Additional Density Lease, as the case may be, is given to the Purchaser, the Purchaser shall deliver to the Vendor by certified cheque, bank draft or wire transfer, the Additional Lease Adjustment or Additional Density Adjustment, as the case may be, less the Construction Advance in respect of the premises with respect to which such adjustment is being made, and adjusted for prepaid rent, security deposits, other prepaid amounts, current rents, Tenant Recoveries and Tenant Receivables in the same manner as Closing Adjustments were made in respect of Leases for Leased Built Space on Closing.

               (e) AMC ADDITIONAL ADJUSTMENT. To the extent AMC confirms an increase in the Gross Leaseable Area of the AMC Space in accordance with Section 3.3 (2) after Closing, the Purchase Price shall be increased by capitalizing the Lease NOI in respect of such Increased AMC Space at the rate of eleven (11%) percent and the Purchaser shall forthwith remit such amount to the Vendor within 10 Business Days following the provision to the Purchaser of such confirmation (the "AMC ADDITIONAL ADJUSTMENT").

               (f) INTEREST PAYABLE. If the Purchaser fails to make payment of any portion of the Purchase Price or any adjustment thereto owing to the Vendor when required by this Agreement, then without limiting any of the other rights and remedies available to the Vendor under this Agreement, the unpaid amount shall bear interest at the Default Rate calculated from the date such payment was due to the date such payment is made.

          (2) LEASED UNBUILT SPACE AND UNLEASED BUILT SPACE. In respect of the anticipated Additional Lease Adjustments in connection with the Leased Unbuilt Space and Unleased Built Space, on or before Closing, the Purchaser, the Vendor and Vendor's Solicitors shall enter into an agreement (the "ESCROW AGREEMENT") pursuant to which the

     Purchaser shall deliver the sum of NIL ($0.00) Dollars, in cash or by way of a letter of credit issued by a Canadian chartered bank, to be held in escrow by Vendor's Solicitors (the "ESCROW FUND") as security for the Purchaser's obligations to pay the Additional Lease Adjustments in respect of the Additional Leases for the Leased Unbuilt Space and Unleased Built Space. To the extent any Unleased Unbuilt Space becomes leased prior to Closing, in accordance with the provisions of this Agreement (the "NEWLY LEASED SPACE"), the Escrow Fund shall be increased by an amount equal to the Lease NOI in respect of such Newly Leased Space capitalized at the rate of eleven (11%) percent (i.e. Lease NOI divided by .11). The Escrow Fund shall be reduced from time to time as the applicable Additional Lease Adjustments are made. The Escrow Fund shall be maintained for 12 months following Closing.

          (3) EPR INDEMNITY. For greater certainty, the Purchaser's obligation to pay the AMC Additional Adjustment, Special Adjustments, any amount payable pursuant to Section 5.2 and the Property Management Fees shall survive Closing. Furthermore, EPR agrees to indemnify and save the Vendor harmless from all costs, losses, damages and liabilities suffered or incurred by the Vendor as a result of the Purchaser's failure to make any of such adjustments or pay any such fees as required, but not including any consequential damages, (the "EPR PAYMENT INDEMNITY", which is also described in Section 6.2 (e)), which EPR Payment Indemnity shall be embodied in a separate closing agreement and shall be secured by the Pledge and GP Pledge and the Default LC, but shall otherwise be non-recourse.

          (4) GP INDEMNITY. The general partner of the Limited Partnership hereby agrees to indemnify and save the Vendor harmless from all costs, losses, damages and liabilities suffered or incurred by the Vendor as a result of the Purchaser's or EPR's failure to observe or perform any of their respective covenants and obligations pursuant to this Agreement and the Ancillary Agreements, but not including any consequential damages (the "GP INDEMNITY"), which GP Indemnity shall be embodied in a separate closing agreement and shall be secured by the GP Pledge and the Default LC, but shall otherwise be non-recourse.

3.6 POST CLOSING RECEIPTS BY VENDOR

     As provided in Section 3.2(5), the Vendor covenants and agrees that, in respect of all rental cheques and rental receipts received by the Vendor from any Tenant in respect of the period following the later of (i) Occupancy, and
(ii) the Closing Date, the Vendor shall receive and hold same in trust for the Purchaser and, at the option of the Purchaser, shall either deposit such receipts into its bank account and reimburse the Purchaser forthwith in respect of all such amounts or endorse any rental cheques over to the Purchaser without recourse and deliver same forthwith to the Purchaser. At the Purchaser's written request, the Vendor shall provide the Purchaser with reasonable supporting documentation and data in connection with all such monies. Notwithstanding the foregoing, until the Vendor has been paid as provided in Section 3.5(1)(d) for an Additional Lease or Additional Density Lease, it shall be entitled to all base rent/minimum rent paid by the applicable Tenant in respect of such Lease (without any deduction for applicable withholding tax), which amount shall be credited to the applicable Additional Lease Adjustment or Additional Density Adjustment. Furthermore, until the Vendor has been paid the AMC Additional Adjustment, it shall be entitled to all base rent/minimum rent in respect of the Increased AMC Space (without any deduction for applicable withholding tax), which amount shall be credited to the AMC Additional Adjustment.

3.7 GST

          (1) COLLECTION BY VENDOR. Subject to Section 3.7(2), the Purchaser shall pay all goods and services tax ("GST") applicable to the sale and transfer of the Purchase Assets to the Vendor on Closing by certified cheque or bank draft. For the purpose of determining the amount of GST payable by the Purchaser on Closing, the Vendor shall be entitled to estimate, acting reasonably, the entire Purchase Price, including all Additional Adjustments.

          (2) EXCEPTION. The Purchaser shall not be required to pay GST to the Vendor in accordance with Section 3.7(1) if the Purchaser provides the Vendor on or before the Closing Date with a certificate of the Purchaser confirming that the Purchaser is registered for the purposes of the EXCISE TAX ACT (Canada) on the Closing Date and each Payment Date, that the Purchaser is holding the Property for its own account and not in trust for or as agent for another party and an indemnity whereby the Purchaser agrees to indemnify and save harmless the Vendor from and against any and all losses, costs, damages and liabilities that may be suffered or incurred by the Vendor as a result of the Purchaser's failure to register for the purposes of the goods and services tax imposed under the EXCISE TAX ACT (Canada) or the Purchaser's failure to perform its obligations under such Act in connection with the purchase of the Property.

3.8 FEES/COMMISSION

     The Purchaser shall be responsible for payment of any fees relating to RBC Capital Markets Realty Inc. Each party shall be responsible for its own other fees, costs and expenses, including professional advisory fees, incurred in connection with this transaction, subject to Section 6.10.

3.9 TIME OF CLOSING PAYMENT

     To the extent the Closing Payment is not available to the Vendor for deposit in its bank in downtown Toronto by 3:00 p.m. on the Closing Date, the Purchaser shall be responsible for all interest on the Vendor's mortgages that are being paid out from and including the Closing Date until receipt by the Vendor of the Closing Payment prior to 3:00 p.m. on a Business Day.

                                   ARTICLE 4
                                 INTERIM PERIOD

4.1 ORDINARY COURSE

          (1) COVENANTS AND AGREEMENTS OF VENDOR. The Vendor covenants and agrees with the Purchaser that during the Interim Period,

               (a) the Vendor shall (i) operate the Property in the ordinary course of business and in substantially the same manner as currently operated; and (ii) fully maintain, repair and keep the Buildings, the Improvements, the Fixtures, and the Personal Property in good condition and repair;

               (b) the Vendor shall pay when due all bills and expenses of the Property;

               (c) the Vendor shall not create or permit to be created any liens, easements or other conditions affecting any portion of the Property or the uses thereof, without the prior written consent of Purchaser except to the extent they constitute Permitted Encumbrances;

               (d) from and after the date which is three (3) Business Days prior to the Due Diligence Date, the Vendor shall not amend, modify or terminate any Lease, Land Licence or Material Contract, or enter into any new Lease or Material Contract, or commence or cease any construction of Improvements without the prior written consent of the Purchaser;

               (e) the Vendor shall not remove any Fixtures from the Lands, Buildings or Improvements without replacing same with substantially similar items of equal or greater value and repairing the damage, if any, to the Property as a result of such removal.

          (2) COVENANTS AND AGREEMENTS OF PURCHASER.

          The Purchaser's consent required pursuant to Section 4.1(1) shall not be unreasonably withheld, conditioned or delayed.

4.2 RISK/EXPROPRIATION

          (1) GENERAL. The Purchase Assets shall be at the risk of the Vendor until Closing. Until Closing, the Vendor shall maintain, at its sole cost and expense, insurance against fire and other perils and against third party and rental interruption insurance with respect to the Property in such amounts as a careful and prudent owner of similar property and premises would maintain. The Vendor shall cause the Purchaser to be named as an additional named insured to the extent of its interest in the Property. All such insurance shall be held for the benefit of the parties as their interests may appear. If any loss or damage to the Improvements occurs on or before the Closing Date, the Vendor will retain an independent expert to estimate the cost of repair and shall promptly deliver a written notice (the "NOTICE OF LOSS") to the Purchaser specifying the nature and extent of the loss or damage.

          (2) DAMAGE LESS THAN ONE MILLION ($1,000,000.00) DOLLARS. If the estimated total aggregate of all losses and damage to the Improvements is less than or equal to One Million ($1,000,000.00) Dollars, the Purchaser shall have no right to terminate this Agreement pursuant to this Section and the Purchaser shall complete this Agreement on the Closing Date, shall be entitled to receive any insurance proceeds in respect of such loss or damage (including the proceeds of rental interruption insurance, but only in respect of the period from and after the Closing Date) and the Vendor shall release its interest in any such insurance proceeds (other than the proceeds of rental interruption insurance in respect of the period prior to the Closing Date). In addition, the Purchase Price shall be reduced by the amount of the deductible under the Vendor's insurance coverage, if the Vendor has not already paid the deductible.

          (3) DAMAGE MORE THAN ONE MILLION ($1,000,000.00) DOLLARS. If the estimated total aggregate of all losses and damage to the Improvements is more than One Million ($1,000,000.00) Dollars, the Purchaser may elect to terminate this Agreement by giving notice of termination to the Vendor on or before the 5th Business Day following delivery of the Notice of Loss, in which case this Agreement shall be terminated, be null and void and of no further force or effect whatsoever and the Deposit, together with all interest accrued thereon, shall be returned to the Purchaser forthwith without deduction. If the Vendor fails to deliver a Notice of Loss disclosing losses or damages of more than One Million ($1,000,000.00) Dollars within sufficient time to enable the Purchaser to have five (5) Business Days within which to respond prior to the Closing Date, the Closing Date shall be extended accordingly. If the Purchaser does not elect to terminate this Agreement, then the Purchaser shall complete this Agreement on the Closing Date, the Purchaser shall receive any insurance proceeds in respect of the Property (including the proceeds of rental interruption insurance, but only in respect of the period from and after the Closing Date) and the Vendor shall release its interest in any insurance proceeds in respect of the Property (other than the proceeds of rental interruption insurance in respect of the period prior to the Closing Date). In addition, the Purchase Price shall be reduced by the amount of the deductible under the Vendor's insurance coverage, if the Vendor has not already paid the deductible.

          (4) EXPROPRIATION. If the Property or any part thereof is condemned or expropriated (other than an expropriation for a road widening or similar purpose which would not have a material adverse effect on the Property) by any public or other lawful authority on or before the Closing Date, the Purchaser shall have the right to (i) elect by notice in writing to take the damages awarded or compensation, as the case may be, and complete the transaction contemplated by this Agreement, or (ii) terminate this Agreement by notice in writing to the Vendor, in which latter case the Purchaser shall be entitled to the return, with interest and without deduction, of the Deposit. If part of the Property is expropriated for a road widening or similar purpose, which would not have a material adverse effect on the Property, the Purchaser shall be required to complete the transaction and the Vendor shall assign to it any damages awarded or compensation, as the case may be, in connection therewith.

4.3 CONTRACTS/LEASE AGREEMENTS

     On or before the Due Diligence Date, the Purchaser shall advise the Vendor in writing (i) as to which of the Contracts (excluding the Permitted Encumbrances) the Purchaser wishes to assume on Closing, and (ii) whether it approves the Vendor's standard forms of agreement to lease and lease. Furthermore, the Purchaser agrees to assume the Mandatory Assumed Contracts on Closing, subject to the condition benefiting the Purchaser in Section 8.2 (a).

4.4 TITLE

     The Purchaser shall be allowed until the Due Diligence Date to investigate the Vendor's title to the Property, to satisfy itself that there are no outstanding municipal work orders or deficiency notices affecting the Property, that its present use may be lawfully continued and that the Buildings may be insured against risk of fire and to submit any valid objections to title. If within that time any objection to title is made in writing to the Vendor, which the Vendor shall be unwilling or unable to remove and which the Purchaser will not waive, this Agreement shall, notwithstanding any intermediate acts or negotiations in respect of such objections, be null and void and the Deposit and interest accrued thereon shall be returned to the Purchaser by the Vendor forthwith without deduction. Except for any objections to title so made on or before the Due Diligence Date and except for any objection going to the root of title, the Purchaser shall be deemed to have accepted the Vendor's title to the Property, provided that the Purchaser shall retain the right to make objections to title and shall not be deemed to have accepted the Vendor's title to the Property to the extent that any document or instrument is registered against title to the Property after the Due Diligence Date and before the Closing Date. Except as otherwise provided herein, the Vendor agrees, on or before the Closing Date, to discharge at its own sole cost and expense, any liens, charges or encumbrances affecting title to the Property other than the Permitted Encumbrances, subject to Section 9.1(m). Notwithstanding the foregoing, the Purchaser shall satisfy itself in all respects with respect to all of the Permitted Encumbrances by the Due Diligence Date. The Purchaser shall not request of the Vendor that it provide or require the Vendor to provide evidence that the Permitted Encumbrances are in good standing or that the terms of same have been complied with or that they will not adversely affect the Purchaser's intended use or ownership of the Property.

     The Purchaser covenants to assume the obligations and responsibilities of the Vendor under the Permitted Encumbrances and pursuant to the other unregistered development, site plan, subdivision and servicing agreements that have been provided by the Vendor to the Purchaser prior to the Due Diligence Date (the "UNREGISTERED DEVELOPMENT/SERVICING AGREEMENTS") and to execute such documentation as may be required thereunder, including without limitation, assumption agreements (as contemplated thereunder) with parties thereto. Furthermore, the Purchaser shall indemnify and save the Vendor harmless from all costs, losses, damages and liability in connection with such Permitted Encumbrances and Unregistered Development/Servicing Agreements, from and after Closing.

     The Purchaser covenants to advise the Vendor in writing at least five (5) Business Days prior to Closing as to the particulars of all instruments that it proposes to register on Closing, in order to enable the Vendor to obtain such consents as may be required pursuant to any applicable inhibiting orders.

4.5 APPROVALS OF THE PURCHASER

          (1) From the 3rd Business Day prior to the Due Diligence Date until Closing, the Purchaser shall have the right to approve proposed Leases in respect of the Unleased Built Space, Unleased Unbuilt Space and Additional Density Space, such approval not to be unreasonably withheld. If the Purchaser does not notify the Vendor of its decision to approve or disapprove a Lease Proposal within seven (7) Business Days following receipt of a Lease Proposal from the Vendor, the Purchaser shall be deemed to have approved such Lease Proposal, provided that the Vendor shall have sent the Purchaser an additional notice with respect to such Lease Proposal five (5) days following receipt of a Lease Proposal if the Purchaser has not yet responded prior to that date.

          (2) Notwithstanding anything to the contrary contained herein, the Purchaser shall be deemed to be acting unreasonably if it withholds approval for a Lease whose Tenant is of similar stature, reputation and financial worth as other existing Tenants at the Property and the Other Properties and whose use is consistent with the retail/entertainment nature of the Property and the Other Properties, and whose terms are consistent with then prevailing Lease terms for other Tenants at the Property provided the prevailing Lease terms do not include any reverse steps in minimum or base rent over the term of the Lease.

4.6 LEASE PROPOSAL

     All proposals for new Leases or amendments or modifications to existing Leases submitted to the Purchaser by the Vendor shall be in writing and contain complete and accurate information about the proposed Lease (or Lease modification), and include a draft agreement to lease or lease or amending agreement, full information about the Tenant including its financial position, the Vendor's calculation of the Lease NOI (or revised Lease NOI) for such Lease based on the proposed area of the leased premises and otherwise calculated in accordance with the provisions of this Agreement, information relating to the matters set out in Section 4.5 (2) and details about any proposed construction of Improvements by the Vendor including a copy of the Plans showing the approximate location and size of the premises, details about all tenant inducements and landlord's work and tenant's work and a budget, (collectively, called a "LEASE PROPOSAL").

                                   ARTICLE 5
                                 LEASE-UP PERIOD

5.1 VENDOR'S OBLIGATIONS

          (1) During the Lease-up Period, the Vendor shall be responsible for leasing the Unleased Built Space, the Unleased Unbuilt Space and the Additional Density Space (for which the Vendor is entitled to receive the Additional Density Adjustments) to suitable Tenants considering the nature of the Property and the existing Tenants.

          (2) With respect to any proposed Lease of the Unleased Built Space, the Unleased Unbuilt Space and the Additional Density Space (for which the Vendor is entitled to receive the Additional Density Adjustments), the Vendor shall submit a Lease Proposal to the Purchaser for its approval in respect of which the provisions of Section 4.5(2) apply, MUTATIS MUTANDIS. The parties agree that it is in the best interests of each party that they consult on a regular basis while a Lease is being negotiated, and agree to respond to enquiries and requests for information as soon as reasonably possible. The Purchaser agrees to execute all Leases or amendments thereto promptly following its approval of the applicable Lease Proposal.

          (3) Subject to its right to delegate such function as provided herein, the Vendor is hereby granted and shall have the exclusive authority to carry out the foregoing leasing during the Lease-Up Period. In order to effect same, within regular business hours it shall be provided with complete and unimpeded access to the Property, all Leases and all information and records of the Purchaser pertaining to the Property as it reasonably requires, subject to the right of the Tenants to quiet possession. For greater certainty, the Vendor shall be entitled to retain leasing agents and brokers in connection with the foregoing.

5.2 PURCHASER'S APPROVAL; ARBITRATION

          (1) After receipt of a complete Lease Proposal from the Vendor, the Purchaser shall, within seven (7) Business Days, notify the Vendor of its decision to approve or disapprove the Lease Proposal, failure to notify being deemed approval, provided that the Vendor shall have sent to the Purchaser an additional notice with respect to such Lease Proposal five (5) days following receipt of the Lease Proposal if the Purchaser has not yet responded prior to that date.

          (2)

               (a) Any dispute regarding the approval of a Lease Proposal between the Vendor and the Purchaser shall be settled pursuant to
          Section 10.1(3).

               (b) If the result of such arbitration is that the Purchaser was unreasonable in failing to approve the Lease Proposal, and the Lease Proposal is not then accepted by the Purchaser and the prospective tenant remains committed to the transaction contemplated by the Lease Proposal, the Purchaser, in its sole discretion, may elect, within seven (7) days following the decision, to make a cash payment to the Vendor equal in amount to the Additional Lease Adjustment or Additional Density Adjustment which would have been payable with respect to such proposed Lease net of the lesser of (the "ESTIMATED CONSTRUCTION COSTS"): (a) the amount, if any, that would have been required to complete such premises; and (b) One Hundred ($100) dollars per square foot of Gross Leaseable Area of such premises. For the purpose of clarification, such Additional Lease Adjustment or Additional Density Adjustment which would have been payable shall be calculated by capitalizing the Lease NOI arising from such Lease Proposal by the Capitalization Rate applicable to the date upon which such prospective tenant would have taken Occupancy and subtracting therefrom any Tenant Concessions and the Estimated Construction Costs.

               (c) If the result of such arbitration is that the Purchaser was unreasonable in failing to approve the Lease Proposal and the prospective tenant is no longer interested in completing the transaction contemplated in the Lease Proposal, primarily as a result of the delay caused by the Purchaser's failure to approve the Lease Proposal and the arbitration process, the Purchaser shall, within seven (7) days following the decision, make a cash payment to the Vendor in the amount and calculated as set forth in Section 5.2(2)(b).

               (d) If the Purchaser elects or is obliged to make such cash payment as provided in Section 5.2(2)(b) or (c), the Vendor shall not proceed with the proposed Lease and thereafter shall continue to use reasonable commercial efforts to lease the Gross Leasable Area referred to therein, provided that there shall be no further payment to the Vendor in respect of any subsequent Lease of such premises.

          (3) Notwithstanding any provision contained in this Agreement, if a Lease is entered into by the Vendor prior to Closing or is entered into or is required to be entered into (based on the applicable provisions of this Agreement) by the Purchaser during the Lease-Up Period, but Occupancy thereunder does not occur until after the Lease-Up Period, such Occupancy shall be deemed for all purposes of this Agreement to have occurred within the Lease-Up Period and, notwithstanding the expiry of the Lease-Up Period, the Vendor shall continue to have access to the Property following the expiry of the Lease-Up Period for the purpose of completing such work on the Property required to obtain such Occupancy and the Purchaser shall pay the Additional Lease Adjustment or Additional Density Adjustment, as the case may be, due to the Vendor hereunder upon Occupancy under such Lease. No Lease Proposal may be submitted to the Purchaser later than seven (7) Business Days prior to the end of the Lease-Up Period, and any such Lease that is approved by the Purchaser shall be deemed to have been entered into during the Lease-Up Period. Moreover, if the Purchaser does not approve such a Lease Proposal and it is ultimately determined by arbitration that the Purchaser was unreasonable in failing to approve such Lease Proposal and the Purchaser subsequently accepts such Lease Proposal, the Purchaser shall be deemed to have entered into the Lease in connection therewith during the Lease-Up Period. The right of the Purchaser to make a cash payment as provided in Section 5.2(2) shall also apply in these circumstances.

5.3 FORM OF LEASE AND EXECUTION

     During the Lease-Up Period, if the Purchaser has approved such forms, as provided in Section 4.3, the Purchaser shall continue to use the Vendor's standard forms of agreement to lease, without requiring that long form leases be entered into except in cases where a specific Tenant requires that its standard form of lease be used, or it may present a modified form of agreement to lease or lease for use during this period. Regardless of which form of Lease is used, non-material provisions may be amended or modified by the Vendor, acting reasonably and as would a prudent landlord, provided that the Lease must comply with the Lease Proposal as approved by the Purchaser. No other amendments or modifications shall be made without the prior approval of the Purchaser, not to be unreasonably withheld, conditioned or delayed.

5.4 ADJUSTMENTS TO IMPROVEMENTS

     The Vendor may at any time during the Lease-Up Period propose to the Purchaser alterations to the configuration, size and location of the Purchase Price Space, so as to facilitate leasing potential or accommodate Tenants, providing the Purchaser with full details with respect to such alterations and their benefit to the

Property as a whole. If the Purchaser does not notify the Vendor of its decision to approve or disapprove such a proposal within ten (10) Business Days following receipt thereof from the Vendor, the Purchaser shall be deemed to have approved such proposal. The Purchaser shall not unreasonably withhold or delay such approval.

5.5 PLANS

          (1) The Vendor and the Purchaser acknowledge that the Plans and Leasing Plan are not final or complete and that the Vendor shall supplement or make any changes or revisions to same along with any site plan amendments, zoning or official plan amendments or any other changes that require Municipal Approvals, if any, that may be required in connection therewith (the "ZONING AMENDMENTS"), as it may determine are necessary from time to time, subject to the prior approval of the Purchaser, acting reasonably and without delay. If the Purchaser does not respond within 10 Business Days to any written request by the Vendor to approve additional plans and specifications, or any change or revision to the Plans or Zoning Amendments (any such request to include copies of such additional plans and specification, revisions or changes), then the Purchaser shall be deemed to have approved such additional plans and specifications, revisions or changes to the Plans or Zoning Amendments, as the case may be, provided that the Purchaser shall consent to any Zoning Amendments or change to the Plans which are necessary to satisfy the requirements of any Governmental Authority or Applicable Law; or comply with the terms of any Lease approved by the Purchaser as provided in this Agreement.

          (2) Notwithstanding the foregoing, the Vendor shall not make any changes to the Plans or seek Zoning Amendments which materially and adversely affect the overall design and quality of the Improvements or which adversely affect the value of the Property.

5.6 CONSTRUCTION OF ADDITIONAL IMPROVEMENTS

          (1) Upon acceptance by the Purchaser of a Lease Proposal, the Vendor shall construct or cause to be constructed the Additional Improvements described in the approved Lease Proposal in a good and workmanlike manner in compliance with the Plans for such Additional Improvements and Applicable Law. Subject to the foregoing, the Vendor covenants to use its commercially reasonable efforts to cause the Additional Improvements to be Substantially Completed by the end of the Lease-Up Period. For greater certainty, the Vendor shall not be required to construct Additional

     Improvements unless the Purchaser has first entered into Additional Leases or Additional Density Leases in respect thereof.

          (2) The Vendor shall not commence construction of any portion of the Additional Improvements (other than the footings in place as of the date of this Agreement), or any component thereof, prior to obtaining the Purchaser's consent to the applicable Lease Proposal and all Municipal Approvals for such portion or component of the Additional Improvements.

5.7 MUNICIPAL APPROVALS

     The Purchaser agrees to co-operate with the Vendor, at the sole cost and expense of the Vendor, in obtaining all Municipal Approvals required for the construction of the Additional Improvements and agrees to execute and deliver, all such applications and other documentation as may be necessary for the Purchaser to execute and deliver to obtain such Municipal Approvals or to obtain any requisite Zoning Amendments.

5.8 CONSTRUCTION ADVANCE

          (1) The Purchaser shall advance funds to the Vendor from time to time as requested by the Vendor during the Lease-Up period to fund the Additional Improvements, including, without limitation, all related tenant improvements, tenant inducements, tenant allowances, site works, servicing costs, levies, provision of letters of credit and other security and development charges, costs to obtain permits and Municipal Approvals, professional fees, and the costs of the Vendor pursuant to Section 5.9 by way of monthly payments pursuant to written requests (each a "DRAW REQUEST") which shall include particulars of the amount requested to be advanced, together with such back-up as is reasonably required by the Purchaser to support the request, including an architect's certificate that confirms the construction contract price, value of work in place and cost to complete, and, in the case of the final Draw Request with respect to any Additional Improvements, a copy of the relevant Payment Notice. Provided that all Draw Request requirements are satisfied, and a Draw Request is submitted to the Purchaser by the last day of a month, the Purchaser shall, by the 15th day of the following month, deliver the funds requested in such Draw Request to the Vendor. The Vendor will not make a Draw Request until the last week in any month. All advances shall be subject to compliance with all applicable CONSTRUCTION LIEN ACT (Ontario) requirements, including compliance with holdback requirements. To the extent advances are required to complete any particular Building and related amenities, it shall be a condition of the advance that Lease(s) be entered into for not less than sixty-five (65%) percent of the Gross Leaseable Area of such Building. The foregoing sixty-five (65%) percent threshold shall not be applicable to space that is currently under construction.

          (2) With respect to the construction of the Additional Improvements, the Vendor shall be solely responsible for performing, observing and otherwise complying with all of its applicable obligations hereunder, all sub-contracts it enters into, the Municipal Approvals and Applicable Laws all in connection with the completion of the Additional Improvements and shall indemnify and save the Purchaser harmless with respect to all claims, losses, damages, costs, actions and proceedings that arise from or relate to any such obligations, including in connection with any construction liens that may be registered against the Property in connection therewith. Without limiting the generality of the foregoing, the Vendor shall pay when due all amounts owing to its contractors and consultants in connection with the construction of such Improvements, subject at all times to compliance with the CONSTRUCTION LIEN ACT (Ontario), and subject to the Purchaser funding the Construction Advance.

          (3) The Vendor shall use its reasonable commercial efforts to obtain warranties and guarantees from its contractors in respect of the Additional Improvements (the "WARRANTIES") comparable to the warranties and guarantees that it has obtained with respect to the Leased Built Space, and, upon Substantial Completion of any Additional Improvements, shall either cause the Warranties obtained with respect to such Additional Improvements to be given directly to the Purchaser or shall assign its interest in such Warranties to the Purchaser.

          (4) The Vendor shall, at its own expense, comply with all work orders or other orders relating to the Additional Improvements (excluding any such work orders which are a Tenant's responsibility pursuant to any Lease) which are issued and outstanding at any time during the Lease-Up Period from any Governmental Authority. The Vendor shall use its reasonable commercial efforts to cause Tenants to comply with any work orders or other orders relating to any work performed by a Tenant or which are otherwise a Tenant's responsibility pursuant to any Lease.

          (5) Notwithstanding any other provision hereof, in no event shall the aggregate of the outstanding Construction Advance with respect to the Property and Other Properties at any point in time exceed Twenty-Five Million ($25,000,000.00) Dollars.

          (6) The Purchaser shall advance monies to the Vendor on Closing in respect of costs incurred by the Vendor prior to the Due Diligence Date in respect of certain Leased Unbuilt Space and Unleased Built Space, in an amount agreed to by the parties prior to Closing.

          (7) Each applicable component of the outstanding Construction Advance shall be repaid out of the applicable Lease Adjustments or Additional Density Adjustments, as the case may be, referable to the corresponding Improvements that have been completed. To the extent any Improvements have been constructed by the Vendor that relate to premises for which: (i) a Lease Proposal has not been submitted to the Purchaser within the Lease-Up Period; or (ii) a Lease Proposal has been submitted to the Purchaser but in respect of which a Tenant has not taken Occupancy during the Lease-Up Period (the "UNOCCUPIED SPACE"), the Construction Advance that has been made to the Vendor in respect of such Improvements, together with that portion of other Construction Advances that have been made with respect to landscaping, parking areas, roads, drainage, utilities, site servicing, site works and other so-called "infrastructure" improvements reasonably allocated to such Unoccupied Space, shall be considered fully repaid and no deduction in respect thereof shall be made to any monies paid or owing to the Vendor. The Construction Advance Adjustment with respect to such amounts shall be calculated to and paid by the Vendor at the end of the Lease-Up Period.

          (8) In order to effect the foregoing construction function, during regular business hours, the Vendor shall be provided with complete and unimpeded access to the Property, all Leases and all information and records of the Purchaser pertaining to the Property as it reasonably requires, such rights subject to the rights of the Tenants to quiet possession and the ability of customers to access the Property and utilize the parking areas. For greater certainty, the Vendor shall be entitled to retain construction managers in connection with the foregoing.

          (9) EPR agrees to indemnify and save the Vendor harmless from all costs, losses, damages and liabilities, but not including any consequential damages, suffered or incurred by the Vendor as a result of the Purchaser's failure to make any Construction Advance as contemplated by this Agreement (the "EPR CONSTRUCTION INDEMNITY), which EPR Construction Indemnity shall be embodied in a separate closing agreement.

5.9 ITEMS TO BE PAID BY THE VENDOR

     The Vendor shall be responsible for and pay when due (subject to receiving a Construction Advance pursuant to this Agreement, where applicable), the following, only in connection with the Leased Built Space Leases, Additional Leases and Additional Density Leases in respect of which the Vendor is paid the Lease Adjustments and Additional Density Adjustments:

               (a) REAL ESTATE OR LEASING COMMISSIONS. Any real estate or leasing commissions in respect of the applicable Leases (other than those payable on or as a result of any rights of renewal or expansion options under any of the Leases exercised after the initial term of such Lease, which shall be the responsibility of the Purchaser);

               (b) TENANT INDUCEMENTS AND TENANT ALLOWANCES. Any tenant inducements or tenant allowances payable under the applicable Leases (but excluding those payable on or as a result of any rights of renewal or expansion options under any of the applicable Leases exercised after the initial term of such Lease, which shall be the responsibility of the Purchaser);

               (c) LEASE TAKE-OVER COSTS. Any costs and expenses of any lease take-over, assignment, assumption or other similar commitments to Tenants or to third parties required pursuant to the applicable Leases;

               (d) LANDLORD'S WORK. The costs and expenses of any landlord's work or improvements to rentable or rental space in the Improvements required and arising pursuant to the applicable Leases (other than those payable on, or as a result of any rights of renewal or expansion options under any of the applicable Leases exercised after the initial term of such applicable Lease, which shall be the responsibility of the Purchaser); and

               (e) CONSTRUCTION COSTS. All costs and expenses incurred by the Vendor in respect of the construction of the applicable Improvements prior to Closing and during the Lease-Up Period in respect of the Leased Built Space Leases, Additional Leases and Additional Density Leases for which the Vendor has been paid the Leasing Adjustments and Additional Density Adjustments.

          To the extent the foregoing items set out in paragraphs (a) to (e) relate to Leased Built Space Leases, the Vendor shall be responsible for and pay same on or before Closing. To the extent the foregoing costs relate to Additional Leases or Additional Density Leases, they shall be funded by the Purchaser as a Construction Advance pursuant to the terms of this Agreement.

          For greater certainty, subject to the provisions of the Liberty ITM Guarantee, the Vendor shall not be responsible for payment of any of the foregoing costs in connection with Leases that replace the Additional Leases or Additional Density Leases in respect of which the Vendor has been paid the applicable Additional Lease Adjustments and Additional Density Adjustments or in connection with Leases that replace any of the Leased Built Space Leases, nor shall the Vendor be responsible for any of the foregoing costs beyond the Lease-Up Period, unless extended as provided herein.

5.10 TENANT IMPROVEMENTS AND LANDLORD'S WORK

     Notwithstanding any other provision of this Agreement, the construction of any tenant's improvements or landlord's work under any Additional Lease or Additional Density Lease approved by the Purchaser under this Agreement shall be governed exclusively by the terms of such Lease. The Vendor shall exercise any rights of approval under such Leases with respect to material issues (including, without limitation, signage and storefront design) only with the prior approval of the Purchaser and shall exercise any rights of approval under such Leases with respect to nonmaterial issues as would a prudent owner of comparable property, acting reasonably. If the Purchaser does not respond within seven (7) Business Days to any written request by the Vendor to approve the proposed exercise by the Vendor of any right of approval under a Lease, then the Purchaser shall be deemed to have approved such exercise by the Vendor, provided that the Vendor shall have sent the Purchaser an additional notice with respect to such request five (5) days following receipt of such request if the Purchaser has not responded prior to that date.

5.11 DELEGATION OF DUTIES

     The Vendor shall be permitted to delegate its obligations and duties under this Article 5 to the Property Manager or PenEquity or to such other party with similar experience and expertise, provided that such alternative party shall be subject to the approval of the Purchaser, which approval shall not be unreasonably withheld or delayed.

5.12 FORCE MAJEURE/ACTS OR OMISSIONS OF PURCHASER

     Notwithstanding anything in this Agreement, during the Lease-Up Period, if the Vendor or the Property Manager is bona fide delayed or hindered in or prevented from completing its leasing or construction activities by reason of: strikes or labour troubles; inability to procure materials or services; power failure; restrictive governmental laws or regulations; riots; insurrection; sabotage; rebellion; war; act of God; or other reason whether of a like nature or not which is not the fault or within the reasonable control of the Vendor or the Property Manager, then the performance of that term, covenant or act is excused for the period of the delay and the time for performing that term, covenant or act will be extended accordingly, including, without limitation, the Lease-Up Period or any applicable period within the Lease-Up Period. The same shall apply, mutatis mutandis, to any of such delays experienced by the Vendor or the Property Manager that are caused by the acts or omissions of the Purchaser, EPR, or those for whom they are at law responsible. In no event shall the operation of the foregoing with respect to a single force majeure event or a Purchaser/EPR caused delay extend the applicable period by more than one year.

                                   ARTICLE 6
                                    COVENANTS

6.1 INSURANCE AFTER CLOSING

          (1) PURCHASER'S INSURANCE. After Closing and until the end of the Lease-Up Period, the Purchaser shall maintain, at its sole cost and expense, insurance against fire and other perils and against third party liability and rental interruption insurance with respect to the Property in such amounts as a careful and prudent owner of similar property and premises would maintain or as the Purchaser's mortgagee shall require.

          (2) VENDOR'S INSURANCE. Notwithstanding Section 6.1(1), after Closing and until the end of the Lease-Up Period, the Vendor shall maintain, at its sole cost and expense, builders all-risk insurance and third party liability insurance with respect to its construction and other activities in connection with and on the Property in such amounts as a careful and prudent owner of similar property and premises would maintain, or as the Purchaser's mortgagee shall require. The Vendor shall cause the Purchaser to be named as an additional named insured on such policies.

          (3) MINIMUM LIABILITY COVERAGE. In no event shall the liability coverage be less than two million dollars ($2,000,000.00).

6.2 PROPERTY MANAGEMENT AGREEMENT

     The Property Manager shall be retained by the Purchaser to act as property manager during the Lease-Up Period in accordance with the provisions of the Property Management Agreement. The terms of the Property Management Agreement shall be agreed upon by the Vendor and the Property Manager prior to the Due Diligence Date and shall include provisions giving effect to the following:

               (a) PROPERTY MANAGER DUTIES AND FEES. The Property Manager shall carry out typical property management and administration duties including (i) preparing an annual budget for approval by the Purchaser, (ii) leasing duties in respect of any re-leasing of the Purchase Price Space (other than the initial replacement leasing for Liberty ITM Tenants who have been terminated or who have vacated, which shall be carried out by the Vendor) and leasing of any space beyond the Purchase Price Space; (iii) construction management in respect of any Improvements constructed in connection with re-leasing of the Purchase Price Space (other than in connection with the initial replacement leasing for Liberty ITM Tenants who have been terminated or who have vacated, which shall be carried out by the Vendor) and leasing of any space beyond the Purchase Price Space (which construction management duties may be subcontracted to parties meeting criteria to be established in the Property Management Agreement); and
          (iv) general lease administration. In addition, the Property Manager shall work with the Purchaser to formulate an operating budget for the Property. It shall be paid fees for each of the foregoing in accordance with the fee schedule set out in the Property Management Agreement (the "PROPERTY MANAGEMENT FEES").

               (b) TERMINATION. The Purchaser shall be entitled to terminate the Property Management Agreement at any time during the Lease-Up Period upon the occurrence of a Material Default (as defined in the Property Management Agreement) or an Event of Insolvency in relation to the Property Manager, in which event the Purchaser shall be entitled to damages assessed by an Arbitrator pursuant to the expedited arbitration process contemplated by Article 10.1(3), as the quantum that would be reasonably suffered or incurred by the Purchaser as a result of Material Default. The Vendor shall indemnify the Purchaser for the payment of such damages which indemnity (the "PROPERTY MANAGEMENT INDEMNITY") shall include provisions with respect to such damages being satisfied by way of a reduction in the number of Exchangeable Preference Securities held by the

          Vendor (based on their face value on the date issued). To the extent that the Vendor's liability cannot be so satisfied, the Purchaser's recourse against the Vendor shall not be limited, however, the Vendor shall in no event be liable for consequential damages. Notwithstanding the foregoing, in the case of an Event of Insolvency in relation to the Property Manager, the Purchaser shall permit the rights and obligations of the Property Manager under the Property Management Agreement to be assigned to/assumed by an entity controlled by David Johnston and Glenn Miller, subject to the consent of the Purchaser's mortgagee(s) and to the Purchaser's consent, which consent shall not be unreasonably withheld or delayed. The parties agree that the existence of the Trademark Licence shall not be affected by the termination or assignment of the Property Management Agreement.

               (c) INSURANCE. So long as the Property Management Agreement is in force and effect, the Purchaser shall cause the Property Manager to be named as an additional insured on the third party liability insurance carried by the Vendor as required herein.

               (d) SUBCONTRACTING. The Purchaser acknowledges that the Property Manager shall be entitled to subcontract its obligations under the Property Management Agreement, provided the Property Manager maintains overall supervisory responsibility.

               (e) EPR INDEMNITY. EPR agrees to indemnify and save the Vendor and the Property Manager harmless from all costs, losses, damages and liabilities suffered or incurred by the Vendor or Property Manager as a result of the Purchaser's failure to pay the Property Management Fees as required, as part of the EPR Payment Indemnity (which is also described in Section 3.5 (3)), but not including any consequential damages, which EPR Payment Indemnity shall be embodied in a separate closing agreement and shall be, inter alia, secured by the Pledge and GP Pledge and the Default LC, but shall otherwise be non-recourse.

               (f) SECTION 216(4) TAX ELECTION. The Property Manager shall act reasonably and do all things necessary as required by the Purchaser, including delivering tax forms and/or tax elections, in order for the Purchaser to be able to benefit from the optional method of payment under subsection 216(4) of the INCOME TAX ACT.

6.3 COVENANTS BY THE VENDOR

     The Vendor covenants:

               (a) to provide to the Purchaser, on Closing, title to the Purchase Assets on Closing free and clear of all encumbrances other than Permitted Encumbrances and to discharge from title to the Purchase Assets on or before Closing all existing mortgages and other encumbrances which are not Permitted Encumbrances;

               (b) if any facts or information become known to the Vendor prior to Closing which constitute a breach of or otherwise materially affect the representations and warranties of the Vendor contained in this Agreement to the adverse position of the Purchaser, the Vendor will immediately communicate such facts or information to the Purchaser;

               (c) the Vendor shall use its reasonable commercial efforts to cause Tenants to comply with any work orders or other orders relating to any work performed by a Tenant or which are otherwise a Tenant's responsibility pursuant to any Lease; and

               (d) the Vendor shall, at its own expense, comply with all work orders or other orders by a Governmental Authority relating to the Property for work done prior to Closing (excluding any such work orders which are a Tenant's responsibility pursuant to any Lease), whether such orders are issued prior to or after the Closing Date.

6.4 HOTEL

          (1) The Purchaser acknowledges that at the Closing Date the Hotel Parcel may not have been severed from the Lands. The parties agree that in such event, they shall enter concurrently into an agreement (the "HOTEL PARCEL AGREEMENT") with the proposed purchaser of the Hotel Parcel (the "HOTEL PURCHASER"), pursuant to which the Purchaser will agree to immediately re-convey, for no consideration, the Hotel Parcel to the Vendor or, pursuant to the Vendor's direction, to the Hotel Purchaser, or to whomever it may direct. The Purchaser shall confirm that notwithstanding that the Hotel Parcel might be included in the conveyance to the Purchaser together with the Freehold Lands, it is not being purchased by the
     Purchaser, the Purchaser is not entitled to any of the benefits in connection therewith, including any proceeds from the sale thereof to the Hotel Purchaser, nor is the Purchaser responsible for any costs or liabilities in connection therewith. Furthermore, it shall be a condition of closing that any mortgagee of the Lands agree to partially discharge its security, at no cost, from the Hotel Parcel. The Vendor shall agree to indemnify the Purchaser from all obligations and liability with respect to the Hotel Parcel including fees, costs and expenses of the Purchaser and its advisors, land transfer tax, realty taxes and other taxes and charges as may be exigible with respect thereto. The Vendor and the Hotel Purchaser shall acknowledge that any further conditions imposed with respect to the severance of the Hotel Parcel which affect the Lands shall be subject to the approval of the Purchaser, acting reasonably. The Hotel Purchaser shall acknowledge and agree that notwithstanding that the Purchaser shall be the owner of the Hotel Parcel, it shall have no obligations or liability under or with respect to the agreement of purchase and sale between the Vendor and the Hotel Purchaser with respect to the Hotel Parcel.

          (2) The Purchaser acknowledges that the Permitted Encumbrances shall include the Hotel Easement and Operating Agreement as well as a covenant for the benefit of the Hotel Parcel not to construct or permit to be constructed or operated a hotel on the Property. The Vendor agrees not to enter into the Hotel Easement and Operating Agreement without the prior consent of the Purchaser, which is not to be unreasonably withheld. On Closing, the Purchaser shall agree to be bound by the provisions of same and covenant to enter into an assumption agreement or novation contemplated therein and shall indemnify and save the Vendor harmless in connection with the obligations and covenants of the Vendor under the Hotel Easement and Operating Agreement for liabilities arising on and after the Closing Date (the "HOTEL EASEMENT AND OPERATING ASSUMPTION"). Furthermore, the Purchaser shall provide on the Closing Date the assumption agreement, postponement and covenant by its mortgagees as are required pursuant to the terms of the Hotel Easement and Operating Agreement (the "MORTGAGEE EASEMENT AND OPERATING ASSUMPTION").

6.5 SERVICING OBLIGATIONS

     The Purchaser acknowledges that there are certain outstanding servicing obligations in connection with the Property (the "EXISTING SERVICING OBLIGATIONS") in respect of which the Vendor has provided letters of credit to certain Governmental Authorities (the "EXISTING LCS"). Subject to the provisions hereof, the Purchaser shall assume the Existing Servicing Obligations and shall deliver to the applicable Governmental Authorities replacement letters of credit pursuant to the requirements of such Governmental Authorities (the "REPLACEMENT LCS") in exchange for the Existing LCs. In order to assure that the Replacement LCs are accepted by the applicable Governmental Authorities and that the Existing

LCs are released on Closing, the Parties shall co-operate in submitting draft Replacement LCs to the applicable Governmental Authorities no later than seven
(7) days prior to Closing, along with a joint request by the Purchaser and Vendor that such Replacement LCs be accepted and that the Existing LCs be released on Closing; and following up as necessary with the applicable Governmental Authorities until Closing to effect the foregoing.

     If despite such efforts, the foregoing Governmental Authorities do not accept the Replacement LCs and release the Existing LCs on Closing, the Purchaser shall provide security/cash to the issuer of the Existing LCs to permit the Vendor to obtain a release of its security posted for same. In such case, the Purchaser agrees to pay all fees and charges in connection with the Existing LCs and to indemnify and save the Vendor harmless in connection with same until the Existing LCs are released. The Purchaser shall be responsible for all costs and charges relating to the Replacement LCs, except to the extent of the pro rata portion of such costs and charges relating to that portion of the Replacement LCs for servicing work that is required and has not been completed in connection with the Leased Built Space.

     In respect of ongoing and new development of the Property, in connection with Additional Improvements, that is carried out by the Vendor following Closing and during the Lease-Up Period, to the extent additional letters of credit or other forms of security are required by any Governmental Authorities (the "ADDITIONAL LCS"), the Purchaser shall provide same but the Vendor shall be responsible for the fees and charges in connection therewith during the Lease-Up Period, which amounts shall be included in the Construction Advance for the Lease or Leases to which such Additional LCs relate.

     The Vendor hereby agrees to indemnify and save harmless the Purchaser from and against any and all claims, damages, losses and liabilities that may be suffered or incurred by the Purchaser during the Lease-Up Period as a result of the Additional LCs being called upon in whole or in part, unless resulting from the default of the Purchaser or EPR under this Agreement or any Ancillary Agreements.

     Notwithstanding anything to the contrary contained herein, following expiry of the Lease-Up Period, the Purchaser shall be solely responsible for all costs and expenses of maintaining the Additional LCs, Replacement LCs and Existing LCs, as the case may be. Furthermore, to the extent any Existing LCs remain outstanding, it shall cause same to be released.

     EPR agrees to indemnify and save the Vendor harmless from all costs, losses, damages and liabilities, but not including any consequential damages, suffered or incurred by the Vendor as a result of the Purchaser's failure to carry out its covenants and obligations pursuant to this Section 6.5 (the "EPR SERVICING INDEMNITY"), which EPR Servicing Indemnity shall be embodied in a separate closing agreement..


6.6 COVENANT NOT TO ENCUMBER

     The Purchaser covenants not to encumber the Property or the Other Properties, beyond (i) an aggregate amount of up to sixty-five (65%) percent of the Base Purchase Price plus the amount of the Escrow Fund; and (ii) from time to time, sixty-five (65%) percent of the remaining value of the Property (net of mortgages) as Unleased Unbuilt Space or Additional Density Space (for which the Vendor is entitled to receive the Additional Density Adjustments), becomes leased (the "PERMITTED FINANCING"). The foregoing covenant by the Purchaser not to encumber beyond the Permitted Financing shall be registered on title to the Property (the "COVENANT NOT TO ENCUMBER"). The Purchaser acknowledges and confirms that the foregoing covenant does not constitute an illegal restraint on alienation of the Property.

6.7 LIMITED PARTNERSHIP

     EPR and a wholly-owned subsidiary of EPR acting as a general partner shall form a Delaware Limited Partnership with three (3) classes of units, one of which shall be the Exchangeable Preference Securities, all in form and substance satisfactory to the Vendor in its sole and absolute discretion, to be determined on or prior to the Due Diligence Date.

6.8 [INTENTIONALLY DELETED]

6.9 LIBERTY ITM GUARANTEE

     The Vendor shall provide a guarantee in respect of the Liberty ITM Tenants, in accordance with the Liberty ITM Guarantee, in accordance with the terms set out in Schedule "E".

6.10 GMAC FEES

     If the Purchaser proceeds with a First Mortgage in favour of GMAC Commercial Mortgage of Canada, Limited or any of its related entities ("GMAC"), it will reimburse the Vendor and PenEquity (as a credit to the Vendor on Closing) for the commitment and standby fees paid by them to GMAC and it will also pay on Closing to TD Securities Inc. ("TDSI") the fees in connection with its engagement letter with PenEquity, on behalf of, inter alia, the Vendor, dated May 9, 2003 (the "TDSI FEES") that would have been payable to TDSI by the Vendor/PenEquity, if the Vendor had proceeded with the financing with GMAC. The Purchaser shall not be required to reimburse the Vendor/PenEquity or pay the TDSI Fees as aforesaid if the terms of its financing with GMAC are substantially changed from those negotiated by the Vendor/PenEquity to the extent that the Purchaser is required to pay to GMAC and/or TDSI comparable costs to those paid/payable to them by the Vendor/PenEquity.

     If the Purchaser does not arrange its First Mortgage with GMAC, it nonetheless agrees to pay the Vendor (as a credit on Closing) the sum of Twenty-Seven Thousand Five Hundred Dollars ($27,500).



                                   ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

7.1 VENDOR'S REPRESENTATIONS AND WARRANTIES

     The Vendor hereby represents and warrants to and in favour of the Purchaser, and confirms that the Purchaser is relying upon the representations and warranties in connection with the sale by the Vendor of the Purchase Assets, that:

               (a) STATUS. The Vendor is a corporation duly incorporated and subsisting under the laws of its incorporating jurisdiction and has the corporate power, authority, right and capacity to own its property and assets and to enter into, execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement in the manner contemplated by this Agreement. The Beneficial Owner is a limited partnership duly formed and subsisting under the laws of Ontario and has the partnership power, authority, right and capacity to own its property and assets and to enter into, execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement in the manner contemplated by this Agreement.

               (b) AUTHORIZATION. The transactions contemplated by this Agreement have been or shall on Closing be duly and validly authorized by all requisite corporate proceedings of the Vendor and constitute legal, valid and binding obligations of the Vendor. The transactions contemplated by this Agreement have been or shall on Closing be duly and validly authorized by all requisite partnership proceedings of the Beneficial Owner and (shall) constitute legal, valid and binding obligations of the Vendor binding on the Beneficial Owner.

               (c) NO DEFAULT UNDER OTHER AGREEMENTS, ETC. Neither the execution of this Agreement nor its performance by the Vendor, nor the consummation by the Vendor of the transactions contemplated hereby, will result in a breach of or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any term or provision of the constating documents or by-laws of the Vendor, or the limited partnership agreement of the Beneficial Owner, subject to obtaining the consent of the Land Licence Licensor to the assignment by the Vendor of its interest in the Land Licence.

               (d) NO BANKRUPTCY. No Event of Insolvency has occurred and is continuing with respect to the Vendor.

               (e) NO LITIGATION. There are no actions, suits or proceedings pending or to the knowledge of the Vendor, threatened against or affecting the Vendor or the Beneficial Owner in relation to the Property or the occupancy or use of the Property by the Vendor or the Beneficial Owner or affecting the Property, in law or in equity or by any Governmental Authority, which could affect the validity of this Agreement or the validity of any transaction provided for in this Agreement or affect the right of the Purchaser from and after the Closing Date to own, occupy and obtain the revenue from the Property or any action taken or to be taken in connection with this Agreement.

               (f) NO INDEBTEDNESS CONSTITUTING A LIEN. Neither the Vendor nor the Beneficial Owner will on the Closing Date have any indebtedness to any Person that might by operation of law or otherwise constitute a lien, charge or encumbrance on the Property or any part of the Property or which could affect the right of the Purchaser, from and after the Closing Date, to own, occupy and obtain the revenue from the Property, subject to ongoing work in connection with the Property.

               (g) RESIDENCE. Neither the Vendor nor any of the partners of the Beneficial Owner is a non-resident of Canada within the meaning of
          Section 116 of the INCOME TAX ACT (Canada).

               (h) NO UNREGISTERED AGREEMENTS. There are no material unregistered agreements to which the Vendor is a party, in respect of the Property, the Improvements or the Lands other than the Leases, the Contracts, Construction Contracts, the other documents and agreements comprising the Property Documents, and management and other agreements between the Vendor and PenEquity (which management and other agreements between the Vendor and PenEquity shall not be binding upon the Purchaser or upon the Property).

               (i) PROPERTY INSURANCE. Within the past year, no written notice has been received from any insurance company that has issued a policy with respect to any portion of the Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work which has not been cured and as of the Closing no such written notice will have been received which has not been cured other than as disclosed in the Property Documents. No written notice has been received by the Vendor from any issuing insurance company that any of such policies will not be renewed.

               (j) NO EMPLOYEES AFTER CLOSING. There are no Employees employed in connection with the Property in respect of which the Purchaser will incur any liabilities whatsoever as a result of the completion of the transaction contemplated by this Agreement.

               (k) NOT IN DEFAULT. Neither the Vendor nor, to the best of the Vendor's knowledge, any other party is in default in any manner which would result in a material adverse effect on the Property or the present use under any of the Contracts, Leases, management or other agreements other than in connection with any defaults by Tenants under their Leases which are disclosed as part of the Property Documents or as disclosed in the Tenant files that are made available for inspection to the Purchaser. There exist no service contracts, management or other agreements applicable to the Property, to which Vendor is a party or otherwise known to Vendor which are not otherwise terminable by Vendor upon thirty (30) days notice other than the Mandatory Assumed Contracts.

               (l) CONSTRUCTION CONTRACTS. Neither the Vendor nor, to the best of the Vendor's knowledge, any other party to a Construction Contract is in default in any material respect under any of the Construction Contracts.

               (m) NO OPTIONS. There are no options to purchase or rights of first refusal to purchase with respect to the Property or any part thereof that have not expired or been waived by all necessary parties, other than such rights in favour of the Vendor under the Land Licence.

               (n) NO EXPROPRIATION. The Freehold Lands have not been expropriated and the Vendor has not received notice that there are any existing or contemplated expropriation proceedings or other similar public or private proceedings affecting Freehold Lands.

               (o) LEASES. As at the date hereof, the only leases affecting the Property are the Leases, copies of which have been provided to the Purchaser in accordance with Section 2.4. Such Leases constitute the entire agreement with each respective Tenant. The Vendor is not in material default under any of such Leases and there is no material default or dispute under any of such Leases except as disclosed to the Purchaser.

               (p) INCLUDING REQUIRED ASSETS. The Purchase Assets include all items of property, tangible and intangible, currently used by Vendor in connection with the operation of the Property, other than the property expressly excluded from the definition thereof and excluding the Hotel Parcel.

               (q) UREA FORMALDEHYDE, ASBESTOS AND OTHER NOXIOUS SUBSTANCES AND HAZARDOUS MATERIALS. The Vendor has not brought on to the Property or caused it to contain any urea formaldehyde foam insulation, asbestos (other than as may be contained in floor or ceiling tiles), arsenic, polychlorinated biphenyls, lead, above-ground or below-ground storage tanks or other noxious substances including, without limitation, any contaminant as defined in the ENVIRONMENTAL PROTECTION ACT (Ontario) or any other Hazardous Materials, except in compliance with applicable environmental legislation and except as contained in the environmental reports provided to the Purchaser nor to the best of the Vendor's knowledge and belief, during the Vendor's period of ownership of the Property, has a third party caused the foregoing. The Vendor has not caused, nor to the best of the Vendor's knowledge and belief, has a third party caused the release or discharge of Hazardous Materials from the Property or into any water course, body of surface or subsurface water or wetland or into the atmosphere.

               (r) NO NOTICES. Neither the Vendor nor the Beneficial Owner has received, and neither have been made aware of, any order, notice or demand from any Governmental Authority or other

          Person under any Environmental Laws with respect to spills or contamination in respect of the Property or requiring compliance with any Law respecting Hazardous Materials.

               (s) COMPETITION ACT. For the purposes of Part IX of the COMPETITION ACT and the Notifiable Transactions Regulations thereunder, the Beneficial Owner, the Vendor and their respective affiliates, as such term is defined in subsection 2(2) of the COMPETITION ACT, do not have assets in Canada or gross revenues from sales in, from or into Canada, that exceed $400,000,000 in aggregate value.

               (t) INVESTMENT CANADA ACT. For the purposes of the INVESTMENT CANADA ACT and the Investment Canada Regulations thereunder, the value of the Purchase Assets together with the value of the Purchase Assets pursuant to the Other Purchase Agreements is less than Two Hundred and Twenty-Three Million ($223,000,000.00) Dollars.

               (u) DISCLOSURE. To the best of the Vendor's knowledge, it has not failed to disclose to the Purchaser any matter which would reasonably be expected to have a material adverse effect on the Purchase Assets.

7.2 VENDOR'S KNOWLEDGE

     Any reference to the knowledge of the Vendor shall mean to the actual knowledge of David Johnston, Glenn Miller, Marc Charlebois (Chief Operating Officer) or Doug Peters (Vice-President) or their replacements prior to the Closing Date, based upon information in their possession or control, without undertaking independent investigations or inquiries. If any statement is made in this Agreement or in any document or instrument contemplated to be delivered in this Agreement by any such individual, such statement shall be deemed to have been made in his or her capacity as a corporate officer or employee and shall be made without personal liability to that individual.

7.3 PURCHASER'S REPRESENTATIONS AND WARRANTIES

     The Purchaser hereby represents and warrants to and in favour of the Vendor, and confirms that the Vendor is relying upon the representations and warranties in connection with the purchase by the Purchaser of the Purchase Assets, that:

               (a) CORPORATE STATUS. The Purchaser is a United States trust formed and subsisting under the laws of the state of Delaware and has the power, authority, right and capacity to own its property and assets and to enter into, execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement in the manner contemplated by this Agreement;

               (b) GST REGISTRANT. The Purchaser will be a GST registrant under the EXCISE TAX ACT (Canada) on the Closing Date;

               (c) NO BREACH OF INSTRUMENTS OR LAWS. Neither the entering into nor the delivery of this Agreement or any of the Ancillary Agreements, nor the completion of the transactions contemplated hereby, including pursuant to the Ancillary Agreements, conflict with, or constitute a breach or default under, or result in a material violation of or condition which upon notice or lapse of time or both would ripen into a default under (i) any of the provisions of the trust declaration of the Purchaser, or (ii) any Applicable Laws; or (iii) any other agreements or instruments to which the Purchaser is a party;

               (d) AUTHORIZATION. The transactions contemplated by this Agreement have been duly and validly authorized by all requisite proceedings of the Purchaser and constitute legal, valid and binding obligations of the Purchaser;

               (e) ENFORCEABILITY OF OBLIGATIONS. This Agreement has been validly executed and delivered by the Purchaser and is a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the limitations with respect to enforcement imposed by Applicable Laws in connection with bankruptcy, insolvency, liquidation, reorganization or other laws affecting the enforcement of creditors' rights generally and subject to the availability of equitable remedies such as specific performance and injunction which are only available in the discretion of the court from which they are sought;

               (f) LITIGATION. There is no outstanding suit, action, litigation, claim or legal proceeding, including appeals and applications for review, in progress relating to the Purchaser before any court, commission, board or arbitration panel which, if determined adversely to the Purchaser, would prevent the Purchaser from satisfying any of its obligations under this Agreement, including without limitation, pursuant to any of the Ancillary Agreements;

               (g) NO BANKRUPTCY. No Event of Insolvency has occurred and is continuing with respect to the Purchaser; and

               (h) DISCLOSURE. To the best of the Purchaser's knowledge, it has not failed to disclose to the Vendor any matter which would reasonably be expected to have a material adverse affect on the Purchaser's ability to carry out its obligations under this Agreement or the Ancillary Agreements.

7.4 EPR'S REPRESENTATIONS AND WARRANTIES

     EPR hereby represents and warrants to and in favour of the Vendor, and confirms that the Vendor is relying upon the representations and warranties in connection with the purchase by the Purchaser of the Purchase Assets and EPR entering into the Ancillary Agreements, that:

               (a) CORPORATE STATUS. EPR is a real estate investment trust duly formed and subsisting under the laws of the state of Maryland and has the power, authority, right and capacity to own its property and assets and to enter into, execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement in the manner contemplated by this Agreement;

               (b) NO BREACH OF INSTRUMENTS OR LAWS. Neither the entering into nor the delivery of this Agreement or any of the Ancillary Agreements, nor the completion of the transactions contemplated hereby including pursuant to the Ancillary Agreements to which it is a party, will conflict with, or constitute a material breach or default under, or result in a material violation of or condition which upon notice or lapse of time or both would ripen into a default under (i) any of the provisions of the trust declaration of EPR, or (ii) any Applicable Laws; or (iii) any other agreements or instruments to which EPR is a party;

               (c) AUTHORIZATION. The transactions contemplated by this Agreement have been duly and validly authorized by all requisite proceedings of EPR and constitute legal, valid and binding obligations of EPR;

               (d) NO BANKRUPTCY. No Event of Insolvency has occurred and is continuing with respect to EPR;

               (e) LITIGATION. There is no outstanding suit, action, litigation, claim or legal proceeding, including appeals and applications for review, in progress relating to EPR before any court, commission, board or arbitration panel which, if determined adversely to EPR, would prevent EPR from satisfying any of its obligations under this Agreement, including without limitation, pursuant to any of the Ancillary Agreements;

               (f) SECURITIES LAWS. (i) EPR has filed all reports, filings, registration statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") since January 2003 (the "EPR SEC DOCUMENTS"). No EPR subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC. (ii) As of its filing date, each EPR SEC Document complied as to form in all material respects with the applicable requirements of the SECURITIES ACT OF 1933, as amended (the "SECURITIES ACT") and/or the SECURITIES EXCHANGE ACT OF 1934, as amended (the "EXCHANGE ACT"), as the case may be. (iii) No EPR SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except any statement or omission therein which was corrected or otherwise disclosed or updated in a subsequent EPR SEC Document). No EPR SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

               (g) DISCLOSURE. To the best of EPR's knowledge, it has not failed to disclose to the Vendor any matter which would reasonably be expected to have a material adverse affect on EPR's ability to carry out its obligations under this Agreement or the Ancillary Agreements.

7.5 SURVIVAL OF REPRESENTATIONS

     The representations and warranties contained in this Agreement shall not merge on Closing but shall continue in full force and effect for the benefit of the party entitled thereto for a period of two (2) years following the Closing Date. The representations and warranties contained in this Agreement will cease to have effect two (2) years following the Closing Date except to the extent that a claim has been made thereunder prior to that date.

                                   ARTICLE 8
                                   CONDITIONS

8.1 CONDITIONS OF THE VENDOR

     The obligation of the Vendor to complete the transaction contemplated by this Agreement on Closing shall be subject to the following conditions:

               (a) PERFORMANCE OF OBLIGATIONS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and EPR shall have been complied with or performed in all material respects at the times contemplated herein;

               (b) REPRESENTATIONS AND WARRANTIES. On Closing, the representations and warranties of the Purchaser and EPR contained in Sections 7.3 and 7.4 shall be true and accurate in all material respects with the same effect as if made on and as of the Closing Date and the Purchaser shall have delivered to the Vendor a certificate of a senior officer of the Purchaser and EPR dated the Closing Date to this effect, as amended to reflect changes that have been disclosed to the Purchaser during the Interim Period;


          LAND LICENCE CONSENT. On or before Closing, the Vendor will have received consent by the Land Licence Licensor to the assignment by the Vendor of its interest in the Land Licence (the "LAND LICENCE CONSENT"). The Purchaser hereby agrees to provide such information and execute such documentation as is reasonably required by the Land Licence Licensor to assess the Purchaser and provide the Land Licence Consent;

               (c) PURCHASER'S MORTGAGEE'S REQUIREMENTS. No later than 15 Business Days prior to Closing, the Vendor will have satisfied itself, acting reasonably, that it can comply with the requirements of the Purchaser's mortgagee with respect to the Purchaser's and EPR's continuing obligations hereunder and that such requirements do not adversely affect its rights and remedies pursuant to this Agreement or any of the Ancillary Agreements. The Purchaser and EPR agree to promptly provide all particulars and information with respect to such mortgage financing affecting the Vendor or the Property Manager;

               (d) ANCILLARY AGREEMENTS. All of the Ancillary Agreements shall have been executed and delivered substantially in the form agreed to by the Due Diligence Date; and

               (e) TERMS OF ANCILLARY AGREEMENTS AND PURCHASER'S SOLICITOR'S OPINION. The Vendor shall be satisfied, in its sole and absolute discretion with the form and substance of the Purchaser's Solicitor's Opinion and the Ancillary Agreements by the Due Diligence Date.

The conditions set out in this Section 8.1 are for the sole benefit of the Vendor and may be waived in whole or in part by the Vendor, in its sole discretion, by written notice to the Purchaser.

8.2 CONDITIONS OF THE PURCHASER

     The obligation of the Purchaser to complete the transaction contemplated by this Agreement on Closing shall be subject to the following conditions:

               (a) DUE DILIGENCE. On or before the Due Diligence Date, the Purchaser shall have delivered written notice to the Vendor that the Purchaser has: (i) completed its due diligence with respect to the Property, the Permitted Encumbrances and the Mandatory Assumed Contracts to its satisfaction, in its sole and absolute discretion;
          (ii) satisfied itself with respect to any financing it requires to complete the purchase of the Purchase Assets; (iii) satisfied itself that all consents, approvals, licences and permits, if any, deemed by it, in its sole discretion, to be necessary or appropriate to consummate the transactions contemplated herein have been or will be obtained by Closing; and (iv) has determined that the transactions contemplated herein do not violate any law or regulation applicable to the Purchaser or EPR;

               (b) ESTOPPEL CERTIFICATES. At least five (5) Business Days prior to the Closing Date, the Vendor shall have delivered (i) Estoppel Certificates to the Purchaser from all of the Tenants of the Leased Built Space whose premises are larger than 5,000 square feet of Gross Leaseable Area, or as otherwise required by the Purchaser's institutional first mortgagee, dated as of a date not more than 30 days prior to the Closing Date; and (ii) a statutory declaration sworn by a knowledgeable officer of the Vendor with respect to the other Leases with respect to the Leased Built Space;

               (c) PERFORMANCE OF OBLIGATIONS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects at the times contemplated herein;

               (d) REPRESENTATIONS AND WARRANTIES. On Closing, the representations and warranties of the Vendor contained in Section 7.1 shall be true and accurate in all material respects with the same effect as if made on and as of the Closing Date and the Vendor shall have delivered to the Purchaser a certificate of a senior officer of the Vendor dated the Closing Date to this effect, as amended to reflect changes that have been disclosed to the Purchaser during the Interim Period;

               (e) NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred with respect to the Purchase Assets, including the legal, physical and financial aspects of the Purchase Assets, during the period from the Due Diligence Date until the Closing date;

               (f) LAND LICENCE CONSENT. On or before Closing, the Vendor will have received the Land Licence Consent;

               (g) ANCILLARY AGREEMENTS. All of the Ancillary Agreements shall have been executed and delivered, substantially in the form agreed to by the Due Diligence Date;

               (h) TITLE. On the Closing Date, the title to the Property shall be free and clear of all mortgages, liens and charges except for the Permitted Encumbrances; and

               (i) TERMS OF ANCILLARY AGREEMENTS AND VENDOR'S SOLICITOR'S OPINION. The Purchaser shall be satisfied, in its sole and absolute discretion with the form and substance of the Vendor's Solicitor's Opinion and the Ancillary Agreements by the Due Diligence Date.

The conditions set out in this Section 8.2 are for the sole benefit of the Purchaser and may be waived in whole or in part by the Purchaser, in its sole discretion, by written notice to the Vendor.

8.3 NON-SATISFACTION OF CONDITIONS

     Subject to the provisions of Sections 10.2, 10.3 and 10.4, if any of the conditions set out in Sections 8.1 and 8.2 is not satisfied or waived on or before the stipulated date, this Agreement shall be null and void and of no further force or effect whatsoever and the Deposit shall be returned to the Purchaser with interest and without deduction and neither party to this Agreement shall have any claim against the other with respect to this Agreement.

     Except for conditions to be satisfied on Closing, if by 5:00 p.m. (Toronto time) on the applicable date referred to in Sections 8.1 and 8.2, the party having the benefit of the condition has not given notice to the other party that the condition has been satisfied or waived, such condition shall be deemed not to have been waived and this Agreement and the respective obligations of the parties shall be terminated. All conditions to be satisfied on Closing shall be deemed to be satisfied if Closing occurs. The waiver of any condition hereunder shall not remove or diminish the obligations, covenants, representations or warranties of the Vendor and the Purchaser except to the extent of the subject matter of the condition that was waived.

                                   ARTICLE 9
                                CLOSING DOCUMENTS

9.1 VENDOR'S CLOSING DOCUMENTS

     On or before Closing, the Purchaser shall prepare and the Vendor shall execute or cause to be executed and shall deliver or cause to be delivered to the Purchaser's Solicitors the following items, duly executed by the Vendor and in registerable form wherever appropriate:

               (a) a transfer/deed(s) of land, in fee simple, for the Freehold Lands transferring the Freehold Lands to the Purchaser or as it may direct in accordance with this Agreement; such transfer/deed shall contain the statement of the Vendor or officer of the Vendor and of the Vendor's Solicitors pursuant to Sections 50(22)(a) and (b) of the PLANNING ACT (Ontario);

               (b) a transfer/deed of land, in fee simple (not for registration), for the Property binding on the Beneficial Owner transferring all of the beneficial right, title and interest in the Property of the Beneficial Owner to the Purchaser or as it may direct, authorizing the Vendor to execute and deliver EPR all of the documents contemplated to be executed and delivered by the Vendor pursuant to this Article 9;

               (c) the Assignment of Land Licence;

               (d) the Assignment of Leases;

               (e) the Assignment of Contracts;

               (f) such notice or notices as the Purchaser may reasonably require to be given to Tenants under the Leases and other parties under the assigned Contracts of their assignment to the Purchaser, together with directions relating to the payment of rent and other payments under the Leases, all in such form as the Purchaser may reasonably require;

               (g) a certificate of the Vendor executed by a senior officer of the Vendor certifying that:

                    (i) neither the Vendor nor the Beneficial Owner is a non-resident of Canada within the meaning of Section 116 of the INCOME TAX ACT (Canada);

                    (ii) the representations and warranties of the Vendor contained in Section 7.1 are true and accurate as of the Closing Date, as contemplated by Section 8.2(d); and

                    (iii) there are no  registrations  against the Vendor or the
               Beneficial Owner under the PERSONAL PROPERTY SECURITY ACT (Ontario) affecting the Purchase Assets, other than in connection with financing that is being paid out on Closing or in connection with the Assumed Contracts;

               (h) an irrevocable direction as to the payee of the balance of the Purchase Price;

               (i) originals, as available, or true copies of all of the Property Documents delivered or made available for inspection pursuant to Section 2.4, including original executed copies of all Leases and Contracts;

               (j) the Estoppel Certificates referred to in Section 8.2(b), all other Estoppel Certificates delivered by Tenants pursuant to the requirements hereof, and, to the extent that any Tenant (other than those Tenants identified in Section 8.2(b)) has not delivered an Estoppel Certificate on or before Closing, a statutory declaration from a senior officer of the Vendor certifying the truth and accuracy of the information contained in the form of Estoppel Certificate with respect to such Tenant, with such amendments as are reasonably required thereto having regard to the fact that the Vendor/its officer cannot confirm certain matters that the Tenant could otherwise confirm;

               (k) the Statement of Adjustments;

               (l) an undertaking by the Vendor to readjust the Adjustments, as contemplated in Section 3.2;

               (m) discharges in registerable form of all mortgages, liens, charges and encumbrances, except for the Permitted Encumbrances, provided that if a discharge of any mortgage or charge held by a chartered bank, trust company, insurance company or lending institution is not available in registerable form on Closing, the Purchaser agrees to accept the personal undertaking of the Vendor's Solicitors to obtain out of the balance of the Purchase Price payable on Closing a discharge of such mortgage or charge in registerable form and to register the same within 60 days following Closing, provided that on or before Closing the Vendor shall provide to the Purchaser a mortgage statement prepared by the mortgagee setting out the balance required to obtain the discharge, without any errors and omissions exception or other qualifications together with a direction executed by the Vendor directing payment to the mortgagee of the amount required to obtain the discharge out of the balance of the Purchase Price payable on Closing;

               (n) master keys to the Property tagged for identification, if available;

               (o) all post-dated rent cheques for the rental period following Closing received from Tenants that are in the Vendor's possession or control, endorsed without recourse in favour of the Purchaser;

               (p) evidence of termination of all Contracts that the Purchaser has advised the Vendor that it wishes to have terminated prior to Closing;

               (q) the Ancillary Agreements;

               (r) copies of such of the Plans, as-built construction and architectural plans and drawings and Construction Contracts pertaining to the Additional Improvements as then exist;

               (s) consent by the Land Licence Licensor to the Assignment of the Land Licence in favour of the Purchaser;

               (t) the Trademark Licence;

               (u) an opinion from the Vendor's counsel in a form agreed to by the Due Diligence Date (the "VENDOR'S SOLICITOR'S OPINION");

               (v) two (2) duly completed and signed original Internal Revenue Service Forms W-8 BEN or W-8 IMY (or applicable successor forms); and

               (w)  such  other  bills  of  sale,  transfers,   assignments  and
          documents relating to the completion of this Agreement as the Purchaser may reasonably require to transfer title to the Property from the Vendor to the Purchaser,

all in form and substance satisfactory to the Purchaser and the Vendor, each acting reasonably.

9.2 PURCHASER'S CLOSING DOCUMENTS

     On or before Closing, the Purchaser and EPR, as applicable, shall execute or cause to be executed and shall deliver or cause to be delivered to the Vendor's Solicitors the following items, duly executed by the Purchaser, EPR and any other applicable party, as the case may be:

               (a) the balance of the Closing Payment;

               (b) the Note;

               (c) the Assignment of Land Licence;

               (d) the Assignment of Leases;

               (e) the Assignment of Contracts;

               (f) an undertaking by the Purchaser to readjust the Adjustments, as contemplated in Section 3.2;

               (g) the GST  certificate  and indemnity  contemplated  by Section
          3.11;

               (h) a certificate of the Purchaser executed by a senior officer of the Purchaser certifying that the representations and warranties with respect to the Purchaser contained in Section 7.3 are true and accurate as of the Closing Date, as contemplated by Section 8.1(b);

               (i) a certificate of EPR executed by a senior officer of EPR certifying that the representations and warranties with respect to EPR contained in Sections 7.3 and 7.4 are true and accurate as of the Closing Date, as contemplated by Section 8.1(b);

               (j) representations and warranties of the Limited Partnership and Nominee, confirming such matters as are contained in the Purchaser's representations and warranties in Section 7.3, as modified to reflect their limited partnership and corporate status, respectively, along with a certificate of a senior officer of the general partner of the Limited Partnership and a certificate of a senior officer of the Nominee confirming that the applicable representations and warranties with respect to the Limited Partnership and Nominee, respectively, are true and accurate as of the Closing Date;

               (k) the Property Management Agreement;

               (l) if the Purchaser is assuming the First Mortgage, the Mortgage Assumption in such form as may be required by the Mortgagee, acting reasonably, and agreed to by the Purchaser;

               (m) the Pledge;

               (n) the Ancillary Agreements, to the extent not specifically listed herein;

               (o) the Hotel Easement and Operating Assumption, if necessary;

               (p) an opinion from counsel for the Purchaser, EPR, the Limited Partnership and the Nominee with respect to matters in Subsections 7.3
          (a),  (c)(i) and (ii), (d) and (e), 7.4 (a), (b) (i) and (ii), (c) and
          (f), the corresponding matters relating to the Limited Partnership and Nominee, and an opinion from counsel to all parties to the Ancillary Agreements (with the exception of the Vendor, PenEquity and the Property Manager) confirming, inter alia, that same have been duly executed, authorized and delivered and are enforceable and legally binding upon such parties, and that all approvals that are required to give effect to same, including, without limitation, to effect the Unit Exchange, Five Year Payment/Stock Issuance and Acceleration, have been obtained and relating to such other matters required by the Vendor, all in the form agreed to by the Due Diligence Date (collectively, the "PURCHASER'S SOLICITOR'S OPINION");

               (q)  the  Mortgagee   Easement  and  Operating   Assumption,   if
          necessary;

               (r) the Covenant Not to Encumber;

               (s) the Covenant Not to Transfer;

               (T) [INTENTIONALLY DELETED];

               (u) the Escrow Fund;

               (v) the Exchangeable Preference Securities;

               (w) an executed copy of the Limited Partnership Agreement;

               (x) an executed copy of the trust agreement governing the Purchaser;

               (y) the trust agreement between the nominee title holder of the Purchase Assets and the Purchaser;

               (z) such further documentation relating to the completion of this Agreement as the Vendor may reasonably require,

all in form and substance satisfactory to the Purchaser and the Vendor, each acting reasonably.

9.3 CLOSING PROCEDURES

     All documents and monies shall be delivered in escrow at 10:00 o'clock a.m. (Toronto time) on the Closing Date at the offices of Gardiner Roberts LLP in Toronto, Ontario pending registration of the documents referred to in Sections
9.1 and 9.2 as reasonably required by the solicitors for the parties and receipt of such evidence as they shall reasonably request that all conditions of this Agreement have been satisfied. It is a condition of Closing that all matters of payment, execution and delivery of documents by each party to the other and the acceptance for registration of the appropriate documents in the appropriate offices of public record shall be deemed to be concurrent requirements and it is specifically agreed that nothing will be complete at the Closing until everything required at the Closing has been paid, executed and delivered and until all documents have been accepted for registration.

     If the transaction herein can be completed by electronic registration, the parties hereto agree to do so and exchange all non-registerable documents and funds, in escrow and shall complete the transaction in accordance with the terms of the Document Registration Agreement recommended from time to time by the Law Society of Upper Canada.

9.4 TAXES AND FEES

     The Vendor and the Purchaser shall be, respectively, responsible for the costs of the Vendor's Solicitors and the Purchaser's Solicitors with respect to the transaction contemplated by this Agreement. The Purchaser shall be responsible for the costs of registration of the transfer referred to in Section 9.1(a) and all applicable land transfer taxes and other registration costs relating to the transfer of the Purchase Assets, save and except for registration fees relating to discharges of existing security which shall be paid by the Vendor.

                                   ARTICLE 10
                         DISPUTE RESOLUTION AND DEFAULT

10.1 DISPUTE RESOLUTION

          (1) BEST EFFORTS TO SETTLE DISPUTES.

          In the event any dispute, claim, question or difference (a "DISPUTE") arises with respect to this Agreement and any of the Ancillary Agreements, or its performance, enforcement, breach, termination or validity, the Parties shall use their best efforts to settle the Dispute. To this end, either Party may deliver formal notice of a Dispute to the other Party and senior officers of the Parties shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties within 10 Business Days of delivery of the notice of Dispute (other than as specifically provided herein).

          (2) ARBITRATION.

          If the Parties do not reach a solution pursuant to Section 10.1(1) within a period of 10 Business Days following the first notice of the Dispute by any Party to the other, then upon further written notice by either Party to the other, the Dispute shall be finally settled by arbitration in accordance with the provisions of the ARBITRATIONS ACT (Ontario) and the INTERNATIONAL COMMERCIAL ARBITRATION ACT (Ontario) based upon the following:

               (a) The arbitration tribunal shall consist of one arbitrator of an initial list of ten (10) arbitrators from ADR Chambers in Toronto, who are agreed to and ranked in descending order of preference by the Vendor and Purchaser prior to the Due Diligence Date (the "ARBITRATION LIST");

               (b) The arbitrator shall be instructed that time is of the essence in the arbitration proceeding and request that the arbitration award be made as soon as possible, with a view to obtaining same within thirty (30) days of the submission of the Dispute to arbitration. If the highest ranked arbitrator on the Arbitration List is not able to meet the foregoing deadline, the parties shall seek the next highest ranking arbitrator on the Arbitration List, who is able to meet the foregoing deadline;

               (c) The arbitration shall take place in Toronto, Ontario;

               (d) The arbitration award shall be given in writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters;

               (e) Judgment upon any award may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be;

               (f) All Disputes referred to arbitration (including, but without limitation, the scope of the agreement to arbitrate, any statute of limitations, set-off claims, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive law of Ontario;

               (g) The Parties agree that the arbitration shall be kept confidential and that the existence of the arbitration proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the arbitration proceeding, except as may lawfully be required pursuant to legislation or court order or in connection with any enforcement proceedings contemplated by (e) above;

               (h) To the extent the number of available arbitrators on the Arbitration List drops below six (6), each party shall choose one (1) additional arbitrator from ADR Chambers and a coin toss shall determine whether such newly appointed arbitrators shall be ranked last or second to last on the revised Arbitration List; and

               (i) To the extent ADR Chambers ceases to exist, and replacements are required to the Arbitration List, the parties shall choose arbitrators who shall be retired members of the Ontario Superior Court or Court of Appeal.

          (3) EXPEDITED PROCEDURES.

          Disputes regarding the approval of a Lease Proposal will be resolved in the manner set forth in Section 10.1(2) without the consultations and negotiations provided for in Section 10.1(1), and except that (i) written notice of a Dispute may be given immediately upon the notice period having elapsed under Section 5.2, (ii) the arbitration award will be requested to be given within 15 to 30 days (or such Shorter period as may be reasonably possible) of the submission of the Dispute to arbitration. In all other respects the provisions of Section 10.1 (2) shall apply, MUTATIS MUTANDIS.

10.2 VENDOR'S DEFAULT; PURCHASER'S REMEDIES

     If the Vendor's Conditions contained in Section 8.1 have been satisfied or waived, or the Vendor's Conditions would have been satisfied except for a wilful act or omission of the Vendor to prevent such satisfaction, and the Vendor refuses to close this Agreement, the Vendor shall be deemed to be in default hereunder, and the Purchaser may, at its sole option, terminate this Agreement by written notice delivered to the Vendor on or before the Closing whereupon the Deposit and all interest accrued thereon shall be immediately refunded to the Purchaser together with liquidated damages in the amount of One Million Two Hundred and Fifty Thousand ($1,250,000.00) Dollars and, except as specifically provided herein, the parties shall have no further rights or obligations hereunder. The Purchaser's remedies described in this Section 10.2 shall be the sole remedies of the Purchaser in the event of such default by the Vendor hereunder and neither the Purchaser nor EPR nor any other party related thereto shall have any further recourse against the Vendor.

10.3 PURCHASER'S DEFAULT; VENDOR'S REMEDIES

     If the Purchaser or EPR shall be in default hereunder, and, as a result, this Agreement is not closed, the Vendor may, at its sole option, terminate this Agreement by written notice delivered to the Purchaser on or before the Closing and retain the Deposit and all interest accrued thereon. Upon receipt of such notice of termination, the Purchaser shall deliver to the Vendor the documents and materials described in Section 2.4 and any other Confidential Information provided to the Purchaser by the Vendor or its agents. Thereafter, except as specifically provided herein, the parties shall have no further rights or obligations hereunder. The Vendor's remedies described in this Section 10.3 shall be the sole remedies of the Vendor in the event of such default by the Purchaser hereunder and the Vendor shall have no other or further recourse against the Purchaser.

10.4 LIQUIDATED DAMAGES

     The parties acknowledge and agree that the One Million Two Hundred and Fifty Thousand ($1,250,000.00) Dollar payment described in Section 10.2 and the retention of the Deposit described in Section 10.3 are their best estimate of the damages that would be suffered by the Purchaser or the Vendor, respectively, in the circumstances described in this Article and shall constitute liquidated damages and not a penalty. For greater certainty, the foregoing relates solely to the parties' respective remedies in connection with the failure of one party to complete the Closing of this transaction. It does not relate to remedies of each party in respect of default after Closing.

10.5 DEFAULT AND SECURITY

          (1) On Closing, the Parties shall enter into an agreement (the "DEFAULT AND SECURITY AGREEMENT") detailing the matters which shall constitute default in the various Ancillary Agreements and default under this Agreement in respect of post-Closing obligations and providing security with respect thereto and the consequences of default. The Default and Security Agreement shall include, INTER ALIA, provisions for the granting of (i) the Pledge and GP Pledge to secure the Purchaser's and EPR's covenants, obligations and liability pursuant to the Preference
     Securities  Exchange  Agreement and  agreements  in  connection  therewith, including, pursuant to the Preference Securities Exchange, Five Year Payment/Stock Issuance, Acceleration and Distribution and to secure the GP Indemnity, EPR Construction Indemnity, EPR Servicing Indemnity and Distribution Indemnity; (ii) the Covenant Not to Encumber and Covenant Not to Transfer as security for the Purchaser's and EPR's covenants under this Agreement and the Ancillary Agreements (the Purchaser acknowledges and agrees that such covenants are granted as collateral security to its and EPR's continuing covenants and obligations under this Agreement and the Ancillary Agreements and do not constitute illegal restraints on alienation of the Property); (iii) a letter of credit (the "DEFAULT LC") to secure the covenants and obligations of the Purchaser and EPR under this Agreement and the Ancillary Agreements, including pursuant to the EPR Payment Indemnity. Notwithstanding the foregoing, the Purchaser may elect not to provide the Default LC on Closing in which case the Pledge and GP Pledge shall, in addition to securing the Purchaser's and EPR's obligations pursuant to (i), also secure the Purchaser's and EPR's covenants under this Agreement and the Ancillary Agreements, including the EPR Payment Indemnity; however, the Purchaser may, at its option, at any time following Closing, provide the Default LC, in which case the Pledge and GP Pledge shall only secure the obligations set out in (i).

          (2) The consequences of an Event shall include:

               (a) The unpaid Additional Lease Adjustments and Additional Density Adjustments shall immediately become due and payable to the Vendor, net of the greater of (i) the outstanding balance of the Construction Advance, if any, that has been advanced in connection with the Leased Unbuilt Space plus the Construction Advance Adjustment with respect thereto, and (ii) One Hundred ($100.00) Dollars per square foot of Leased Unbuilt Space that has not yet been built and in respect of which no Construction Advance has been advanced. Any component of the Construction Advance relating to the Existing LCs, Additional LCs or Replacement LCs shall not be deducted from the foregoing Lease Adjustments or Additional Density Adjustments. In connection with the foregoing, the Vendor shall be entitled to call on the Escrow LC and/or Escrow Fund, or both, as the case may be;

               (b) the Liberty ITM Guarantee shall be released;

               (c) the aggregate outstanding Construction Advance and Construction Advance Adjustment and monies owing thereunder shall be considered fully repaid and the Vendor shall be released from all liability thereunder;

               (d) at the option of the Vendor, it may exercise the Preference Securities Exchange;

               (e) at the option of the Vendor, it may trigger the Acceleration;

               (f) the Vendor shall be entitled to call on the Default LC (if same has been provided); and

               (g) the Vendor may exercise its rights under the Pledge and GP Pledge. If the Vendor has been provided with the Default LC, the Vendor shall have the right to exercise its rights under the Pledge and GP Pledge if it has not received payment or the appropriate EPR stock, pursuant to the provisions of the Preference Securities Exchange Agreement, within ten (10) Business Days of demand therefor.

          (3) The Default and Security Agreement shall provide for dispute resolution as set forth in Article 10 hereof, MUTATIS MUTANDIS. If an Event has occurred, an Arbitrator shall determine the quantum of costs, losses and damages that would be reasonably suffered or incurred by the Vendor and the Property Manager as a result of such

     Event by way of arbitration in accordance with Article 10. In determining such costs, losses and damages, the Arbitrator shall be directed by the Parties to take into account such factors as it deems appropriate, including, without limitation, the following:

               (a) loss of Additional Lease Adjustments that would reasonably have been payable to the Vendor throughout the Lease-Up Period, net of reasonable costs that would have been incurred to achieve Occupancy;

               (b) loss of Additional Density Adjustments that would reasonably have been payable to the Vendor throughout the Lease-Up Period, net of reasonable costs that would have been incurred to achieve Occupancy;

               (c)  loss  to  the  Property  Manager  of  anticipated   Property
          Management Fees that would have been payable throughout the Lease-Up Period;

               (d) loss of Distribution;

               (e) failure by EPR to pay monies owed or issue EPR stock in accordance with the terms of the Preference Securities Exchange Agreement.



                                   ARTICLE 11

11.1 INDEMNIFICATION IN FAVOUR OF THE PURCHASER

     The Vendor shall indemnify and save the Purchaser harmless of and from any loss, liability, claim, damage (excluding consequential damage) or expense including legal expenses (collectively, "DAMAGES") suffered by, imposed upon or asserted against the Purchaser as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

               (a) third party claims relating to the ownership, management or control of the Purchase Assets prior to the Closing;

               (b)  any   failure  of  the  Vendor  to  perform  or  fulfil  any
          post-Closing covenant of the Vendor under this Agreement or any Ancillary Agreement; and

               (c) any material breach or inaccuracy of any representation or warranty given by the Vendor contained in this Agreement or in any Ancillary Agreement.

11.2 INDEMNIFICATION IN FAVOUR OF THE VENDOR

          (1) The Purchaser shall indemnify and save the Vendor harmless of and from any Damages suffered by, imposed or asserted against the Vendor as a result of, in respect of, connected with, or arising out of, under or pursuant to:

               (a) third party claims relating to the ownership, management (subject to the management functions performed by the Property Manager) or control of the Purchase Assets after the Closing;

               (b) any failure of the Purchaser to perform or fulfil any post-Closing covenant of the Purchaser under this Agreement or any Ancillary Agreement; and

               (c) any material breach or inaccuracy of any representation or warranty given by the Purchaser contained in this Agreement or in any Ancillary Agreement.

          (2) EPR shall indemnify and save the Vendor harmless of and from any Damages suffered by, imposed or asserted against the Vendor as a result of, in respect of, connected with, or arising out of, under or pursuant to:

               (a) any failure of EPR to perform or fulfil any post-Closing covenant of EPR under this Agreement or any Ancillary Agreement; and

               (b) any material breach or inaccuracy of any representation or warranty given by EPR contained in this Agreement or in any Ancillary Agreement.

          Recourse against EPR pursuant to the indemnity in Section 11.2 (2) (a) above, shall be limited to the Pledge, the GP Pledge and the Default LC, except in connection with EPR's covenants, obligations and liability pursuant to the Preference Securities Exchange Agreement, including, pursuant to the Preference Securities Exchange, Five Year Payment/Stock Issuance, Acceleration and Distribution Indemnity, as well as pursuant to the EPR Construction Indemnity and EPR Servicing Indemnity.

11.3 CLAIMS FOR BREACH OF REPRESENTATIONS OR WARRANTIES

          (1) No party shall be entitled to claim for indemnification as a result of a breach of a representation or warranty of which it had actual notice prior to the Closing. If the Vendor has knowledge or constructive knowledge of a breach of representation or warranty by the Purchaser or EPR hereunder prior to Closing and closes the Agreement, it shall be deemed to have waived such breach; if the Purchaser or EPR has knowledge or constructive knowledge of a breach of representation or warranty by the Vendor hereunder prior to Closing and closes the Agreement, it shall be deemed to have waived such breach.

          (2) In the event that any Party hereto has notice prior to Closing of a breach of representation by another Party and it does not waive such breach, its sole right and remedy with respect to such breach shall be to terminate this Agreement as provided in Article 8 for non-satisfaction of the condition set forth in Section 8.1(a) or 8.2(a), as the case may be, subject to Section 10.3.

          (3) Subject to (1) above, the Vendor may make a claim for indemnification for breach of a representation or warranty by the Purchaser or EPR, and the Purchaser or EPR may make a claim for indemnification for breach of a representation or warranty by the Vendor by delivering notice thereof, together with details, forthwith upon becoming aware of such breach. Upon receipt of such notice, the provisions of Section 11.5 shall become applicable.

11.4 POST-CLOSING ASSISTANCE

     The Vendor shall and shall cause PenEquity to provide the Purchaser with reasonable assistance with respect to any third-party claim after Closing by making available to the Purchaser during regular business hours the books and records relating to the Purchase Assets and such employees of PenEquity as may be reasonably required. The Purchaser shall reimburse the Vendor and PenEquity for their reasonable costs and expenses with respect to such assistance, including salaries of employees during any period when they are examined for discovery or required to be present at an arbitration or court hearing.

11.5 INDEMNIFICATION PROCEEDINGS - THIRD PARTY CLAIMS

          (1) Promptly after receipt by an indemnified party (an "INDEMNIFIED PARTY") of commencement of any proceeding against it by a third party (a "PROCEEDING"), the Indemnified Party will, if a claim is to be made against an indemnifying party hereunder, give notice to the indemnifying party (an "INDEMNIFYING PARTY") of the commencement of such claim. The failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defence of such action is prejudiced by the Indemnified Party's failure to give such notice.

          (2) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of the Proceeding, the Indemnifying Party will be entitled to participate in the Proceeding as hereinafter provided. Subject to the next following sentence, to the extent that the Indemnifying Party wishes to assume the defence of the Proceeding, it may do so provided it reimburses the Indemnified Party for all of its reasonable expenses with respect to the Proceeding for solicitor's and experts' fees and disbursements arising prior to or in connection with such assumption. The Indemnifying Party may not assume defence of the Proceeding if (i) the Indemnifying Party is also a party to the Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Proceeding and provide indemnification with respect to the Proceeding. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defence of the Proceeding as against the Indemnified Party, the Indemnifying Party will not, as long as it diligently conducts such defence, be liable to the Indemnified Party under this Section 11.5 for any fees of other counsel or any other expenses with respect to the defence of the Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defence of the Proceeding, other than reasonable costs of investigation approved in advance by the Indemnifying Party acting reasonably. If the Indemnifying Party assumes the defence of a Proceeding as against the Indemnified Party (i) it will be established for purposes of this Agreement that the claims made in that Proceeding are within the scope of, and subject to, indemnification unless the Indemnifying Party provides prompt notice to the Indemnified Party that it reserves its rights to dispute the underlying claim for indemnification, (ii) no compromise or settlement of such claims may be made by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no admission of any violation of Laws or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after receipt of such notice, give notice to the Indemnified Party of its election to assume the defence of the Proceeding, the Indemnifying Party will be bound by any determination made in the Proceeding or any compromise or settlement effected by the Indemnified Party in each case acting in good faith, subject to reservation of its right to dispute the underlying claim for indemnification, if applicable.

     Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle the Proceeding. In such case, the Indemnifying Party will not be bound by any compromise or settlement effected in good faith without its consent (which may not be unreasonably withheld) but shall be bound by a final and conclusive judgment of a court of competent jurisdiction, subject to reservation of its right to dispute the underlying claim for indemnification, if applicable.

     Where the defence of a Proceeding is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its best efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claims. However, the Indemnifying Party shall be responsible for the expense associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.5, which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that the employees are assisting the Indemnifying Party and which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

     With respect to any Proceeding at the request of the Indemnifying Party, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such claim.

11.6 CONSEQUENTIAL DAMAGES

     The Parties agree that, notwithstanding any other provision of this Agreement, no Person granting an indemnity hereunder, in any of the Ancillary Agreements or otherwise in connection herewith shall in any circumstances be liable for consequential damages.



                                   ARTICLE 12
                                     GENERAL

12.1 OBLIGATIONS AS COVENANTS

     Each agreement and obligation of the parties contained in this Agreement, even though not expressed as a covenant, shall be considered for all purposes to be a covenant.

12.2 AMENDMENT OF AGREEMENT

     No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed and delivered in writing by the parties to this Agreement.

12.3 FURTHER ASSURANCES

     Each of the parties shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

12.4 WAIVER

     No waiver of any default, breach or non-compliance under this Agreement shall be effective unless in writing and signed by the party to be bound by the waiver or its solicitor. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any other default, breach or non-observance.

12.5 PLANNING ACT

     This Agreement shall be effective to create an interest in the Lands only if the provisions of the PLANNING ACT (Ontario) are complied with. The Vendor shall at its own expense forthwith apply for and diligently pursue any required consent under the PLANNING ACT (Ontario) to the conveyance of the Freehold Lands to the Purchaser which consent shall be final and binding (and not subject to appeal) on the Closing Date subject only to conditions acceptable to both the Purchaser and the Vendor, which conditions shall have been satisfied by the Vendor, at its expense, on or before the Closing Date, failing which, this Agreement shall be terminated, and in which event neither party shall be under any further obligation to the other under this Agreement and the Deposit, together with all accrued interest thereon, shall be returned to the Purchaser forthwith without deduction.

12.6 SOLICITORS AS AGENTS AND TENDER

     Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated by this Agreement may be given or delivered and accepted or received by the Purchaser's Solicitors on behalf of the Purchaser and by the Vendor's Solicitors on behalf of the Vendor and any tender of closing documents and the balance of the Closing Payment may be made upon the Vendor's Solicitors and the Purchaser's Solicitors, as the case may be.

12.7 SURVIVAL

     Except as otherwise provided in this Agreement, this Agreement shall survive the delivery and registration, where necessary, of the closing documents on the Closing Date and shall remain in full force and effect thereafter in accordance with its terms.

12.8 SUCCESSORS AND ASSIGNS

          (1) All of the covenants and agreements in this Agreement shall be binding upon the parties and their respective successors and assigns and shall enure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns pursuant to the terms and conditions of this Agreement.

          (2) Except as provided in this Section 12.8, neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable by the Purchaser without the prior consent of the Vendor, or by the Vendor without the prior consent of the Purchaser. The Purchaser acknowledges that it is critical to this transaction that the Person holding registered and beneficial title to the Property and the Other Properties be bound by the obligations of the Purchaser under this Agreement and the Ancillary Agreements.

12.9 CONFIDENTIALITY

     Subject to Section 12.10, the Purchaser shall keep in strict confidence this Agreement, the transactions contemplated by this Agreement and all Confidential Information made available or obtained with respect to the Property pursuant to this Agreement until such time as the transaction contemplated by this Agreement is completed, provided that the Purchaser shall be entitled to disclose such transactions and any and all Confidential Information to its directors, prospective institutional lenders, professional consultants, agents and advisors and agrees to instruct those parties to comply with the provisions of this Section. For the purposes of this Section, "CONFIDENTIAL INFORMATION" means any of the Property Documents, but not including:

               (a) public information or information in the public domain at the time that such information is obtained by the Purchaser;

               (b)  information  that  becomes  public  through  no fault of the
          Purchaser,   its   directors,   prospective   institutional   lenders,
          consultants, agents or advisors;

               (c) information required to be disclosed by law;

               (d) information received in good faith from a third party; and

               (e) information required to be disclosed by the Purchaser to enforce any of its rights and/or remedies hereunder, at law, in equity or by statute.

     If this Agreement is terminated, the Purchaser shall promptly return to the Vendor all documentation, written information and similar material provided to the Purchaser or its advisors by the Vendor. This Section 12.9 shall survive the termination of this Agreement.

12.10 ANNOUNCEMENTS

     Any press release or public statement or announcement (a "PUBLIC STATEMENT") with respect to the transaction contemplated in this Agreement shall be made only with the prior written consent and joint approval of the Vendor and the Purchaser unless such Public Statement is required by Law or by any stock exchange, in which case the Party required to make the Public Statement shall use its best efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

12.11 NO REGISTRATION OF AGREEMENT

     The Purchaser shall not register this Agreement or any notice of this Agreement against title to the Property. If the Purchaser registers this Agreement or any notice of this Agreement against title to the Property in contravention of this Section, the Purchaser agrees that the Vendor shall be entitled to injunctive relief to cause the removal of such registration.

12.12 NOTICES

          (1) ADDRESSES FOR NOTICE. Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement (a "NOTICE") shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent by fax or other similar means of electronic communication, in each case to the applicable address set out below:

               (a) in the case of the Vendor, PenEquity and the Property Manager, addressed to each:

                           c/o PenEquity Management Corporation
                           Suite 400
                           370 King Street West
                           Toronto, Ontario
                           M5V 1J9

                           Attention:       David Johnston, President and C.E.O.

                           Fax:             416-408-3075

                           with a copy to:

                           Gardiner Roberts LLP
                           Scotia Plaza, Suite 3100
                           40 King Street West
                           Toronto, Ontario
                           M5H 3Y2

                           Attention:       Robert K. Schwartz
                           Fax:             416-865-6636

               (b) in the case of the Purchaser and EPR, addressed to each:

                           in care of Entertainment Properties Trust
                           Suite 201
                           30 Pershing Road
                           Kansas City, Missouri
                           USA
                           64108

                           Attention:       David Brain, President and C.E.O.
                           Fax:             816 472 5794

                           with a copy to:

                           Stikeman Elliott LLP
                           5300 Commerce Court West
                           199 Bay Street
                           Toronto, Ontario
                           M5L 1B9

                           Attention:       Brenda Hebert
                           Fax:             416 947 0866

          (2) RECEIPT OF NOTICE. Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent prior to 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

          (3) CHANGE OF ADDRESS. Any party may from time to time change its address under this Section by notice to the other party given in the manner provided by this Section.



12.12.1 ENTIRE AGREEMENT - see Rider 1

12.13 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

     IN WITNESS WHEREOF the Parties have executed this Agreement as of the date hereof.

                                       ENTERTAINMENT PROPERTIES TRUST


                                       By:
                                          --------------------------------------



                                       By:
                                          --------------------------------------


                                       EPR NORTH TRUST


                                       By:
                                          --------------------------------------
                                            Trustee


                                       PENEX WINSTON LTD., in its capacities as general partner and nominee of Oakville Centrum Limited Partnership

                                       By:
                                          --------------------------------------



                                       By:
                                          --------------------------------------

                                  SCHEDULE "A"
                           LEGAL DESCRIPTION -OAKVILLE



FIRSTLY - FREEHOLD LANDS

PIN 24902-0112 (LT)

Parcel Block 28-1, Section 20M-474; Block 28 on Plan 20M-474; Subject to H383870, H383876 and H383882, Town of Oakville.

EXCLUDING  Part of Block 28 on Plan 20M-474,  designated as Part(s)      on Plan
         (to be registered) [*hotel parcel*]                        ----
--------

PIN 24902-0077 (LT)

Parcel Block 27-1, Section 20M-474; Block 27 on Plan 20M-474; Subject to H383873, H383879, H383882, Town of Oakville.

PIN 24902-0075 (LT)

Parcel Block 13-1, Section 20M-467; Block 13 on Plan 20M-467; Subject to H376823, H376832, Town of Oakville.

PIN 24902-0073 (LT)

Parcel Block 14-1, Section 20M-467; Block 14 on Plan 20M-467; Subject to H376819, H376823, H376826, Town of Oakville.

SECONDLY - LICENCED LANDS

PIN 24902-0076 (LT)

Block 12, Plan 20M-467, Town of Oakville

                                  SCHEDULE "B"
                       EXCHANGEABLE PREFERENCE SECURITIES

The Exchangeable Preference Securities will include and carry with them the following terms and conditions:

     (a) distributions will be paid thereon to the Vendor at the rate of eight (8%) percent per annum calculated on the stated value of same, which shall be payable quarterly on a senior basis from interest income generated by the Limited Partnership (the "DISTRIBUTION");

     (b) commencing two (2) years from Closing (or earlier, at the option of the Vendor, if an Event has occurred), the holders of the Exchangeable Preference Securities may exchange at any time or times all or part of the Exchangeable Preference Securities, (subject to the requirement to retain a certain number of such Securities while the Liberty ITM Guarantee remains outstanding), for that number of shares of common stock in EPR equal to the stated value of the Exchangeable Preference Securities tendered for exchange, divided by the Exchange Price (the "PREFERENCE SECURITIES EXCHANGE"). The Exchange Price will be equal to one hundred and twenty (120%) percent of the Canadian Dollar equivalent price of the 30 day moving average of EPR common stock as at the date of execution of this agreement, using the exchange rate published as the noon rate by the Bank of Canada on the date of execution of this Agreement.

          For the purpose of clarification, the number of shares of common stock in EPR that may be issued to the holders of the Exchangeable
          Preference  Securities  on the  exchange  shall be equal to the result obtained by dividing (i) the stated value of the Exchangeable Preference Securities the Vendor holds at the date of conversion (it being acknowledged that the stated value of such units would only be less than at Closing if some and not all of the Exchangeable Preference Securities are exchanged) plus the Distribution accrued to that date (provided that such date is a quarterly payment date) less any amount outstanding under the Liberty ITM Guarantee, by (ii) one hundred and twenty (120%) percent times the Canadian Dollar equivalent price of EPR common stock as at the date of execution of this
          Agreement. The Exchange Price will be subject to standard anti-dilution provisions, as more particularly reflected in the Preference Securities Exchange Agreement. The following example shall illustrate the operation of the foregoing Preference Securities
          Exchange:

          1.   Stated value of  Exchangeable  Preference  Securities on Closing:
               $9,000,000.00 Cdn.

          2. EPR common stock as at date of execution of Agreement: $30.00 U.S. = $39.60 Cdn. (assuming exchange rate of $1.00 U.S. as at date of execution of this Agreement = $1.32 Cdn.; Exchange Price = 120%x $39.60 = $47.52 Cdn.

          3. Assume Liberty ITM Guarantee no longer in effect and nothing owing thereunder.

          4.   Assume no Distribution is payable.

          5.   Vendor  wishes  to  exchange  1/3  of   Exchangeable   Preference
               Securities. Therefore, stated value of Exchangeable Preference Securities to be exchanged = $3,000,000.00 Cdn.

          6. Number of EPR common stock issued in return for Exchangeable Preference Securities = $3,000,000.00/$47.52 = 63,131.

          7. Assume that 3 months later, Vendor wishes to exchange the balance of Exchangeable Preference Securities (no Distribution is payable): stated amount for remaining Exchangeable Preference Securities = $6,000,000.00 Cdn.

          8. Number of EPR common stock issued in return for Exchangeable Preference Securities = $6,000,000.00/$47.52 = 126,262

     (c) the agreement governing the Limited Partnership shall prohibit the issuance of any other units or other securities ranking, or capable of ranking, equal to or in priority with the Exchangeable Preference Securities or the alteration of its unit characteristics in a way that would be prejudicial to the rights and privileges of the holder of the Exchangeable Preference Securities;

     (d) at the end of the Lease-Up Period, if Vendor elects to "convert" the remaining Exchangeable Preference Securities, then at EPR's option either:

               (A) EPR shall pay to the Vendor the stated value of all then outstanding Exchangeable Preference Securities, together with all Distributions accruing to the end of the Lease-Up Period; or

               (B) EPR shall issue EPR common stock equal in value to the stated value of all then outstanding Exchangeable Preference Securities together with all Distributions accruing to the end of the Lease-Up Period.

               (the "FIVE YEAR PAYMENT/STOCK ISSUANCE").

               By way of example, if no Exchangeable Preference Securities have been exchanged pursuant to the Preference Securities Exchange; the Liberty ITM Guarantee has been released; no Distribution is payable, the Vendor will receive $9,000,000.00 Cdn. based on the exchange rate published as the noon rate by the Bank of Canada on the Business Day immediately prior to the payment to the Vendor, or EPR common stock which is then worth $9,000,000.00 Cdn., based on the exchange rate published as the noon rate by the Bank of Canada on the Business Day immediately prior to the issuance of EPR common stock to the Vendor and at a price for the EPR common stock based on the 30 day moving average for EPR common stock.

     (e) notwithstanding any provision contained herein, the Purchaser acknowledges and agrees that if an Event has occurred at any time within the Lease-Up Period, the Vendor may, at its option, accelerate the Five Year Payment/Stock Issuance (the "ACCELERATION");

     (f) the Preference Securities Exchange, Five Year Payment/Stock Issuance, Acceleration and Distribution shall be governed by the terms and provisions of the Preference Securities Exchange Agreement and Limited Partnership Agreement;

     (g) on or prior to Closing, EPR shall provide the Vendor with a Registration Rights Agreement, in form and substance satisfactory to the Vendor;

     (h) the Vendor agrees that it will hold the Exchangeable Preference Securities, together with the other Vendors through a nominee/security trustee; and

     (i) EPR shall indemnify and save the Vendor harmless from all costs, losses, damages and liabilities suffered or incurred by the Vendor as a result of the Limited Partnership's failure to make the Distribution as required, excluding any consequential damages (the "DISTRIBUTION INDEMNITY"), which shall be secured by the Pledge and GP Pledge.

                                  SCHEDULE "C"
                             PERMITTED ENCUMBRANCES

                             AS AT NOVEMBER 4, 2003



    TAB          REGISTRATION NO.           REGISTRATION DATE                                DESCRIPTION

1.           H376816                    Sept 29/1988                Agreement with Region (Blocks 13 & 14 only)
2.           H376819                    Sept 29/1988                Transfer of Easement to Town of Oakville (Block 14 only)
3.           H376822                    Sept 29/1988                Subdivision  Agreement (Blocks 13 & 14 only)
4.           H376823                    Sept 29/1988                Transfer of Easement to Town (Blocks 13 & 14 only)
5.           H376826                    Sept 29/1988                Transfer of Easement to Town (Block 14 only)
6.           H376832                    Sept 29/1988                Transfer of Easement to Town (Block 13 only)
7.           H376851                    Sept 29/1988                Agreement with Region (Blocks 13 & 14 only)
8.           H383861                    Nov 24/1988                 Agreement with Town (Blocks 27 & 28 only)
9.           H383870                    Nov 24/1988                 Transfer of Easement to Town (Block 28 only)
10.          H383873                    Nov 24/1988                 Transfer of Easement to Town (Block 27 only)
11.          H383876                    Nov 24/1988                 Transfer of Easement to Town (Blocks 27 & 28 only)
12.          H383879                    Nov 24/1988                 Transfer of Easement to Town (Block 27 only)
13.          H383882                    Nov 24/1988                 Transfer of Easement to Town (Blocks 27 & 28 only)
14.          H384044                    Nov 24/1988                 Agreement with Region (Blocks 27 & 28 only)
15.          H725774                    Mar 3/1998                  Agreement with Town
16.          H725947                    Mar 3/1998                  Agreement with Region
17.          H729716                    Mar 3/1998                  Agreement with Region
18.          H729717                    Mar 31/1998                 Postponement  of Royal Bank Charge (to above Agr)  (Blocks 27
                                                                    & 28 only)
19.          H759256                    Oct 7/1998                  By-law 1998-174
20.          H766047                    Nov 25/1998                 Notice of Lease - Prime Restaurant Group Inc.
21.          H766967                    Nov 30/1998                 Notice of Lease - AMC
22.          H768303                    Dec 8/1998                  By-law 1997-127
23.          H817944                    Oct 26/1999                 Agreement with Town



                        PERMITTED ENCUMBRANCES - GENERAL


1. All reservations, limitations, provisos and conditions expressed in the original grant from the Crown.

2. Any registered or unregistered licenses, easements, rights-of-way, rights in the nature of easements and agreements with respect thereto which relate to the provisions of utilities or services to the Property or adjacent lands (including, without limitation, agreements, easements, licenses, rights-of-way and interests in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraphic conduits, poles, wires and cables) and which do not in the aggregate materially detract from the value or marketability of the Property or impair the existing or proposed uses thereof, provided such are complied with.

3. Minor title defects being defects or irregularities in title to the Property, or encroachments which are of a minor nature and which do not in the aggregate materially detract from the value or marketability of, or impair the existing or proposed uses of the Property or that part of the Property affected by the defect, irregularity or encroachment.

4. Subdivision, site plan, development or other municipal agreements or agreements with publicly regulated utilities, provided such are complied with and do not materially detract from the value or marketability of the Property or impair the existing or proposed uses thereof.

5. Any registered restrictions or covenants that run with the Property provided such have been complied with and do not materially detract from the value or marketability of the Property or materially impair the existing or proposed uses thereof.

6. Any Instrument registered by the Purchaser, or due to the action of the Purchaser or its agents.

7. Any notice of lease in respect of any leases that are being assumed by the Purchaser.

                                  SCHEDULE "D"
                           MANDATORY ASSUMED CONTRACTS



TO BE PROVIDED

                                  SCHEDULE "E"
                              LIBERTY ITM GUARANTEE



     If the Vendor does not satisfy any amounts owing pursuant to the Liberty ITM Guarantee by the end of a calendar quarter, any such amounts shall be satisfied by setting off (the "SET-OFF") same against either the cash payable or value of EPR common stock issued pursuant to the agreements required in connection with the Exchangeable Preference Securities, or against other amounts owing to the Vendor under this Agreement, as directed by the Vendor.

     The Liberty ITM Guarantee shall only apply with respect to Liberty ITM Tenants for which the Vendor has been paid (either the applicable Liberty ITM Tenant was in Occupancy pursuant to a Leased Built Space Lease on Closing, or the lease is a Previously Adjusted Lease). Furthermore, at its option, the Vendor may at any time prior to being paid in respect of such Liberty ITM Tenant (either prior to or after Closing), substitute another tenant in its place, pursuant to the terms of this Agreement, in which case there shall be no rental guarantee in respect of such Liberty ITM Tenant or applicable premises.

     If a Liberty ITM Tenant for which the Vendor has been paid is terminated during the Liberty ITM Guarantee Period, the Vendor may replace such tenant in order to mitigate the loss of revenue. Furthermore, if a Liberty ITM Tenant is in default, the Vendor shall be permitted to terminate such tenancy or negotiate a surrender of such tenancy with the approval of the Purchaser, acting reasonably.

     The Purchaser recognizes that if a Liberty ITM Tenant has vacated its premises and the Liberty ITM Guarantee is in effect, the additional rent payable pursuant to the Liberty ITM Guarantee while the premises are vacant may be less than the amount that was otherwise payable by such Liberty ITM Tenant while it was in possession.

     In order to secure the Set-Off, at no time during the third (3rd) year following the Closing Date and during the fourth (4th) year following the Closing Date shall the stated amount of the Exchangeable Preference Securities fall below amounts to be agreed upon between the parties prior to Closing, subject to the pro rata reduction of such numbers to the extent any of the applicable Liberty ITM Tenants are replaced as set out above, in which case the Liberty ITM Guarantee shall be reduced accordingly. For greater certainty, if the Liberty ITM Guarantee is released, the foregoing restriction on the Vendor's right to effect the Preference Securities Exchange shall not apply.

     The Vendor shall not be required to expend any monies pursuant to the Liberty ITM Guarantee, including in connection with tenant improvements or commissions for replacement tenants that it has secured, it being the parties' intention that the Purchaser shall pay such amounts, which will then be set off against the amounts payable to the Vendor pursuant to the agreements in connection with the Exchangeable Preference Securities, which set off would be against either the cash payable or value of EPR common stock issued.

     Notwithstanding anything to the contrary contained herein, the Vendor shall in no event be liable under the Liberty ITM Guarantee for any applicable tenancy, for an amount in excess of the amount paid to it by the Purchaser for such tenancy either as part of the Base Purchase Price or Leasing Adjustments, net of the corresponding Construction Advance applicable to such tenancy; provided that if the Tenant under the applicable Lease was in Occupation prior to Closing, the Liberty ITM Guarantee shall not exceed, for such Lease, the applicable portion of the Base Purchase Price less $100 per square foot of Gross Leaseable Area for such premises.


12.12.1 ENTIRE AGREEMENT

     This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and the Ancillary Agreements. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.